As filed with the Securities and Exchange Commission on December 2, 2003
                                                 REGISTRATION NO. 333-109846



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                 PROTALEX, INC.
                 (Name of small business issuer in its charter)

      New Mexico                     8731                    91-2003490

    (State or other           (Primary Standard           (I.R.S. Employer
    Jurisdiction of              Industrial              Identification No.)
    Incorporation or           Classification
    Organization)               Code Number)

                        717 Encino Place, N.E., Suite 17
                          Albuquerque, New Mexico 87102
                                 (505) 243-8220
              (Address and telephone number of principal executive
                    offices and principal place of business)

                               Mr. Steven H. Kane
                      President and Chief Executive Officer
                        717 Encino Place, N.E., Suite 17
                          Albuquerque, New Mexico 87102
                                 (505) 243-8220
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Otto E. Sorensen, Esq.
                      Luce, Forward, Hamilton & Scripps LLP
                          600 West Broadway, Suite 2600
                               San Diego, CA 92101
                                 (619) 236-1414
                              (619) 232-8311 (fax)


                      Approximate date of proposed sale to
                    the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

(1) All 10,610,045 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced above.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on October 13, 2003.
(3) Represents a total of 3,164,399 shares of common stock issuable upon the conversion of outstanding warrants. The warrants were issued in a recent private offering.





The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS            Subject to Completion, dated December 2, 2003


The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                 Protalex, Inc.


                              10,610,045 Shares of
                                  Common Stock


         This prospectus is part of a registration statement of Protalex, Inc. ("Protalex," "we," "us" or "our") filed with the Securities and Exchange Commission ("SEC"). This prospectus relates to the resale by selling stockholders of up to 10,610,045 shares of our common stock, based on current market prices. Of such shares, 7,445,646 shares are currently outstanding and 3,164,399 shares are issuable upon exercise of warrants that we have granted to these selling stockholders. We will not receive any proceeds from the sale of the shares by these selling stockholders. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

         Our common stock is listed on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "PRTX.OB". The last reported sales price per share of our common stock, as reported by the OTCBB on December 1, 2003 was $2.55.




          Investing in our common stock involves a high degree of risk.
                     See "Risk Factors" beginning on page 5.




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is November 2003.

                                       (i)
                                TABLE OF CONTENTS

                                                                           Page

NOTICE ABOUT FORWARD-LOOKING STATEMENTS.......................................3
---------------------------------------

PROSPECTUS SUMMARY............................................................4
------------------

RISK FACTORS.................................................................5
------------

RECENT FINANCINGS............................................................13
-----------------

USE OF PROCEEDS..............................................................14
---------------

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................14
--------------------------------------------------------

DIVIDEND POLICY..............................................................14
---------------

BUSINESS.....................................................................15
--------

LEGAL PROCEEDINGS............................................................19
-----------------

MANAGEMENT'S DISCUSSION AND  ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATION................................................19
         --------------------

MANAGEMENT...................................................................21
----------

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS.........................25
----------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............26
--------------------------------------------------------------

DESCRIPTION OF SECURITIES....................................................27
-------------------------

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................27
----------------------------------------------

PLAN OF DISTRIBUTION.........................................................28
--------------------

SELLING STOCKHOLDERS.........................................................29
--------------------

LEGAL MATTERS................................................................32
-------------

EXPERTS......................................................................32
-------

AVAILABLE INFORMATION........................................................32
---------------------

INDEX TO FINANCIAL STATEMENTS...............................................F-1
-----------------------------

   WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, any supplement to this prospectus and the documents incorporated by reference include "forward-looking statements". To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" sections, and other sections of this prospectus.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our Company

         We are a development stage company creating a class of human pharmaceuticals from organic molecules to regulate the immune system with persisting effects. Our initial autoimmune disease target is rheumatoid arthritis ("RA"). We plan to bring a drug to market that will combat the effects of RA and, potentially, other autoimmune diseases. We have completed pre-clinical studies on a RA-targeted drug. We are preparing to file an Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA"), which will permit Protalex to begin human clinical trials in calendar year 2004.

         Protalex's predecessor corporation was incorporated on April 23, 1958, as "Ideal Homes, Inc.," which changed its name to "Enerdyne Corporation" and became a public company. Protalex acquired Enerdyne through a reverse merger in November 1999. Since that time, our focus has been on the development of autoimmune drugs, as discussed above. Our corporate headquarters are in Albuquerque, New Mexico.

Recent Developments

         Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to develop a successful product through the issuance of additional debt or equity. As of August 31, 2003, our cumulative net loss was $4,366,598. We currently do not have a product in the market, and we need to obtain additional financing and develop an approved drug to sustain our existence.

         We recently raised $12,657,599 through a private placement of our common stock to various institutional and other accredited investors. This capital will be used to continue our operations. The additional capital required for us to continue our operation is discussed in the risk factor section of this prospectus beginning on page 6. Details of our liquidity position are also discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" on page 19.

The Offering

   Common stock offered by           10,610,045 shares, assuming full exercise
   selling stockholders              of the warrants. This number represents
   (including shares                 approximately 64% of our current
   underlying warrants)              outstanding stock.(1)

   Common stock to be                Up to 19,859,433 shares (assuming full
   outstanding after the offering    exercise of the warrants)

   Proceeds to Protalex              If all warrants are fully converted,
                                     our proceeds would be approximately
                                     $7,594,558.

                                     We will not receive proceeds from the
                                     resale of shares by the selling
                                     stockholders.

   Use of proceeds                   Working capital

   Over-the-Counter Bulletin         PRTX.OB
   Board Symbol

(1) Based on 16,695,034 shares of common stock outstanding as of November 24, 2003, which excludes: (i) up to 1,611,922 shares of common stock issuable upon exercise of employee and director stock options, (ii) 85,000 warrants to purchase common stock at a price of $1.25 per share and (iii) 842,003 warrants to purchase common stock at a price of $3.50 per share.

                                  RISK FACTORS

         This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business
We have a history of significant losses, and we may never achieve or sustain profitability.

         We are focused on product development and have not generated any revenues to date. We have incurred operating losses each year of our operations, and we expect to continue to incur operating losses for the next several years. The process of developing our products requires significant clinical, development and laboratory testing and clinical trials, as well as regulatory approvals. In addition, commercialization of our targeted RA product will require the establishment of sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We expect our research and development and general and administrative expenses will increase over the next several years. As of August 31, 2003, our cumulative net loss was $4,366,598. Our net loss was $1,665,090 for the fiscal year ended May 31, 2003 and $616,489 for the subsequent three months. In addition, the report we received from our independent auditors covering our fiscal year ended May 31, 2003 financial statements contains an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our continued operational loss may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

If we fail to obtain regulatory approvals for our RA drug under development, we will not be able to generate revenues from the commercialization or sale of such drug.

         We must receive regulatory approval of each of our RA drug before we can commercialize or sell that product. The pre-clinical laboratory testing, formulation development, manufacturing and clinical trials of any product we develop, as well as the distribution and marketing of these products, are regulated by numerous federal, state and local governmental authorities in the United States, principally the FDA, and by similar agencies in other countries. The development and regulatory approval process takes many years, requires the expenditure of substantial resources, is uncertain and subject to delays, and will thus delay our receipt of revenues, if any, from any of our RA drug. We cannot assure you that our clinical trials will demonstrate the safety and efficacy of any of our RA drug or will result in a marketable product.

         No product can receive FDA approval unless human clinical trials show both safety and efficacy for each target indication in accordance with FDA standards. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late stage clinical trials even after achieving promising results in early stage development. We therefore cannot assure you that the results from our pre-clinical trials for our RA drug will be predictive of results obtained in future clinical trials. Further, data obtained from pre-clinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We cannot assure you that our trials will establish the safety and efficacy of our RA drug sufficiently for us to obtain regulatory approval.

         We may also encounter delays or rejections based on our inability to enroll enough patients to complete our clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a harmful effect on our ability to develop products. We may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval of a particular compound. We also may encounter delays in the event we are unable to produce clinical trial material in sufficient quantities and of sufficient quality to meet the schedule for our planned clinical trials. In addition, we rely on a number of third parties, such as clinical research organizations, to help support the clinical trials by performing independent clinical monitoring, data acquisition and data evaluations. Any failure on the part of these third parties could delay the regulatory approval process.

Our products, if approved, may fail to achieve market acceptance.

         There can be no assurance that any products we successfully develop, if approved for marketing, will achieve market acceptance or generate significant revenues. We intend for our products, including our initial RA drug, to replace or alter existing therapies or procedures, and hospitals, physicians or patients may conclude that these products are less safe or effective or otherwise less attractive than these existing therapies or procedures. If our products do not receive market acceptance for any reason, it would adversely affect our business, financial condition and results of operations.

         Further, our competitors may develop new technologies or products that are more effective or less costly, or that seem more cost-effective, than our products. We can give no assurance that hospitals, physicians, patients or the medical community in general will accept and use any products that we may develop.

If we cannot raise additional capital on acceptable terms, we may be unable to complete planned clinical trials, obtain regulatory approvals or commercialize our product candidates.

         We will require substantial future capital in order to continue to conduct the research and development, clinical and regulatory activities necessary to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities. Our future capital requirements will depend on many factors, including:

o progress of pre-clinical development and laboratory testing and clinical trials;

o    time and costs involved in obtaining regulatory approvals;

o    number of products we pursue;

o costs in filing and prosecuting patent applications and enforcing or defending patent claims; and

o the establishment of selected strategic alliances and activities required for product commercialization.

         We intend to seek additional funding through private or public sales of our securities. This funding may significantly dilute existing stockholders or may limit our rights to our technology. We cannot assure you that we can obtain additional funding on reasonable terms, or at all. We believe that existing cash reserves will fund our planned activities for at least twelve months.

Claims by other companies that we infringe their proprietary technology may result in liability for damages or stop our development and commercialization efforts.

         Competitors and other third parties may initiate patent litigation against us in the United States or in foreign countries based on existing patents or patents that may be granted in the future. There can be no assurance that our competitors have not sought or will not seek patents that may cover aspects of our technology.

         While we conduct patent searches to determine whether the technologies used in our products infringe patents held by third parties, a patent application is currently pending and more patents may be filed in the future for technologies generally related to our technologies, including many patent applications that remain confidential after filing. Due to these factors and the inherent uncertainty in conducting patent searches, there can be no guarantee that we will not violate third-party patent rights that we have not yet identified.

         The owners or licensees of these and other patents may file one or more infringement actions against us. Any such infringement action could cause us to incur substantial costs defending the lawsuit and could distract our management from our business, even if the allegations of infringement or misappropriation are unwarranted. The defense of multiple claims could have a disproportionately greater impact. Furthermore, a party making this type of claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from making, using, selling, offering for sale or importing our products or prevent our customers from using our products. If a court determined or if we independently discovered that any of our products or manufacturing processes violated third-party proprietary rights, there can be no assurance that we would be able to reengineer the product or processes to avoid those rights, or to obtain a license under those rights on commercially reasonable terms, if at all.

If we are unable to protect our intellectual propriety rights, our competitors may develop and market products with similar features that may reduce demand for our products.

        The following intellectual property factors are important to our success:

        o    receiving patent protection for our product candidates;

        o    maintaining our trade secrets;

        o    not infringing on the proprietary rights of others; and

        o    preventing others from infringing our proprietary rights.

         We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

         We have tried to protect our proprietary position by filing a U.S. patent application related to our RA drug. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own may not provide any protection against competitors. Our pending patent application or those we may file in the future may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

         We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent was to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

         In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not issuing.

         Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

If third-party manufacturers of our products fail to devote sufficient time and resources to our concerns, or if their performance is substandard, our clinical trials and product introductions may be delayed and our costs may rise.

         We have limited manufacturing facilities, and we have no experience in the commercial manufacturing of drugs and limited experience in designing drug manufacturing equipment. We have contracted with third party manufacturers to produce, in collaboration with us, our RA drug for clinical trials. We intend to rely, in part, on third-party contract manufacturers to supply, store and distribute our potential products for our clinical trials and manufacture and distribution of our potential products. Our reliance on these third-party manufacturers will expose us to the following risks, any of which could delay or prevent the completion of our clinical trials, the approval of our products by the FDA or the commercialization of our product, result in higher costs or deprive us of potential product revenues:

        o Contract manufacturers often encounter difficulties in achieving volume production, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, a manufacturer might not be able to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our products.

        o Contract manufacturers are obliged to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs. A failure of these contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in the availability of material for clinical study and may delay or prevent filing or approval of marketing applications for our products.

        o For our current RA drug, we will initially rely on a single contract manufacturer. Changing this manufacturer may be difficult and the number of potential manufacturers is limited. Changing manufacturers may require re-validation of the manufacturing processes and procedures in accordance with FDA-mandated cGMPs. Such re-validation may be costly and time-consuming. It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, or at all.

        o Our contract manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required to produce, store and distribute our products successfully.

         Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency or the DEA, and corresponding state and foreign agencies to ensure strict compliance with cGMPs, other government regulations and corresponding foreign standards. While we are obligated to audit the performance of third party contractors, we do not have control over our third-party manufacturers' compliance with these regulations and standards. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

We may not be able to manufacture our products in commercial quantities, which would prevent us from marketing our products.

         To date our initial RA product has been manufactured in small quantities for pre-clinical trials. If this product was approved by the FDA for commercial sale, we will need to manufacture it in larger quantities. We cannot assure you that we will be able to successfully increase the manufacturing capacity, whether on our own or in collaboration with third party manufacturers, for any of our product candidates in a timely or economic manner, or at all.

Significant scale-up of manufacturing may require certain additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for our initial product, its regulatory approval or commercial launch may be delayed or there may be a shortage of supply. Our RA product requires precise, high quality manufacturing. Our failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business.

We have no experience selling, marketing or distributing our products and no internal capability to do so.

         If we receive regulatory approval to commence commercial sales of our RA drug, we will face competition with respect to commercial sales, marketing and distribution. These are areas in which we have no experience. To market our product directly, we must develop a direct marketing and sales force with technical expertise and supporting distribution capability. Alternatively, we may engage a pharmaceutical or other healthcare company with an existing distribution system and direct sales force to assist us. There can be no assurance that we will successfully establish sales and distribution capabilities either on our own or in collaboration with third parties or gain market acceptance for our product. To the extent we enter co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and there can be no assurance that our efforts will succeed.

Competition in the pharmaceutical industry is intense, and if we fail to compete effectively our financial results will suffer.

         We engage in a business characterized by extensive research efforts, rapid developments and intense competition. We cannot assure you that our products will compete successfully or that research and development by others will not render our products obsolete or uneconomical. Our failure to compete effectively would materially adversely affect our business, financial condition and results of operations. We expect that successful competition will depend, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. Specifically, we expect important factors will include the relative speed with which we can develop products, complete the clinical, development and laboratory testing and regulatory approval processes and supply commercial quantities of the product to the market.

         We expect competition to increase as technological advances are made and commercial applications broaden. In commercializing our initial RA product and any additional products we develop using our technology, we will face substantial competition from large pharmaceutical, biotechnology and other companies, universities and research institutions.

         Relative to us, most of our competitors have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products.

If we are unable to retain key personnel and hire additional qualified scientific, sales and marketing, and other personnel, we may not be able to successfully achieve our goals.

         We depend on the principal members of our scientific and management staff, including Steven H. Kane, our president and chief executive officer and Dr. Dennis Vik, our chief scientist. The loss of either of these individuals' services might significantly delay or prevent the achievement of research, development or business objectives and could materially adversely affect our business, financial condition and results of operations. We do not maintain key person life insurance on any of these individuals.

         Mr. Kane, who joined us in December 2003, and Dr. Vik, who joined us in March 2002, are key additions to our management team and will be critical to directing and managing our growth and development in the future. We are not aware of any present intention of any of these individuals to leave our company. We have an executed offer letter with Mr. Kane. We do not have any employment contract with Dr. Vik.

         Our success depends, in large part, on our ability to attract and retain qualified scientific and management personnel such as these individuals. We face intense competition for such personnel and consultants. We cannot assure you that we will attract and retain qualified management and scientific personnel in the future.

         Further, we expect that our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, governmental approvals, contract manufacturing and marketing, will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

Risks Relating to Our Industry

Even if we obtain marketing approval, our RA drug will be subject to ongoing regulatory review.

         If regulatory approval of our RA drug is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly, post-marketing follow-up studies. As to products for which marketing approval is obtained, the manufacturer of the product and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will remain subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. We may be slow to adapt, or we may never adapt, to changes in existing requirements or adoption of new requirements or policies.

         If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

        Market acceptance of our RA product will be limited if users are unable to obtain adequate reimbursement from third-party payors.

         Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like our RA product, and our commercial success will depend in part on these third-party payors agreeing to reimburse patients for the costs of our product. Even if we succeed in bringing our proposed RA product to market, we cannot assure you that third-party payors will consider it cost-effective or provide reimbursement in whole or in part for its use.

         Significant uncertainty exists as to the reimbursement status of newly approved health care products. Our RA drug is intended to replace or alter existing therapies or procedures. These third-party payors may conclude that our product is less safe, effective or cost-effective than existing therapies or procedures. Therefore, third-party payors may not approve our product for reimbursement.

         If third-party payors do not approve our product for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payors make reimbursement available, these payors' reimbursement policies may adversely affect the our ability to sell our product on a profitable basis.

         Moreover, the trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our product, which could adversely affect our business, financial condition and results of operations.

         In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after the FDA or other regulatory agencies our RA drug or marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agencies adopt these proposals they could materially adversely affect our business, financial condition and results of operations.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by our product.

         We face an inherent business risk of exposure to product liability claims in the event that the use of our product is alleged to have resulted in harm to others. This risk exists in clinical trials as well as in commercial distribution. In addition, the pharmaceutical and biotechnology industries in general have been subject to significant medical malpractice litigation. We may incur significant liability if product liability or malpractice lawsuits against us are successful. Furthermore, product liability claims, regardless or their merits, could be costly and divert our management's attention from other business concerns, or adversely affect our reputation and the demand for our product. Although we maintain product liability insurance, we cannot be certain that this coverage will be adequate or that it will continue to be available to us on acceptable terms.

Rapid technological change could make our products obsolete.

         Pharmaceutical technologies have undergone rapid and significant change. We expect that pharmaceutical technologies will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compound, product or process we develop may become obsolete before we recover any expenses incurred in connection with their development. Rapid technological change could make our product obsolete, which could materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock

Our common stock has experienced in the past, and may experience in the future, significant price volatility, which substantially increases the risk of loss to persons owning our common stock.

         The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical and biotechnology stocks. The volatility of pharmaceutical and biotechnology stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

        o announcements of the introduction of new products by us or our competitors;

        o    market conditions in the pharmaceutical and biotechnology sectors;

        o    rumors relating to us or our competitors;

        o litigation or public concern about the safety of our potential products;

        o    our quarterly operating results;

        o deviations in our operating results from the estimates of securities analysts; and

        o FDA or international regulatory actions.

         Because of the limited trading market for our common stock, and because of the significant price volatility, you may not be able to sell your shares of common stock when you desire to do so. In the fiscal year ended May 31, 2002, our stock price ranged from a high of $3.60 to a low of $1.47 per share. In the fiscal year ended May 31, 2003, our stock price ranged from a high of $3.25 to a low of $1.15, and during the first quarter of the current fiscal year, our stock price ranged from a high of $3.50 to a low of $1.50. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss as a result of such illiquidity and because the price for our common stock may suffer greater declines due to its price volatility.

We may be the subject of securities class action litigation due to future stock price volatility.

         In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

         The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

         We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

         The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects. We expect these developments to increase our legal and financial compliance costs, and to make some activities more difficult, such as stockholder approval of new option plans. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Our common stock is traded on the OTCBB, which may be detrimental to investors.

         Our shares of common stock are currently traded on the Over the Counter Bulletin Board ("OTCBB"). Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock is subject to penny stock rules.

         Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for "penny stock." Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

                                RECENT FINANCINGS

         On September 18, 2003, the Company sold 7,445,646 shares of common stock of the Company and warrants to purchase an additional 2,605,976 shares of common stock of the Company to institutional and individual investors for an aggregate purchase price of $12,657,599. The Company also issued warrants to purchase 558,423 shares of Company common stock to Merriman Curhan Ford & Co., a registered broker-dealer, in connection with this financing. Each of the warrants has an exercise price of $2.40 per share and expires on September 18, 2008. The securities were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they are "accredited investors" for purposes of Regulation D.

         Pursuant to the Investor Rights Agreement entered into by Protalex and the investors in such private placement, we have the obligation to file this Registration Statement on Form SB-2 with the SEC within 30 days following September 18, 2003. If this Registration Statement is not filed within such time period, we must issue, to such investors, on a pro rata basis (based upon the relative amount of securities covered by this Registration Statement then held by each such investor), additional shares of common stock equal to 0.05% of the shares originally issued, for each day after the expiration of the 30-day period until this Registration Statement is filed. In addition, if we do not use reasonable commercial efforts to cause this Registration Statement to be declared effective by the SEC no later than January 16, 2004, we must issue to such investors, on a pro rata basis (based upon the relative amount of securities covered by this Registration Statement then held by each such investor), additional shares of common stock equal to 0.05% of the shares originally issued, for each day it is not declared effective after January 16, 2004. Furthermore, if this Registration Statement ceases to be effective for more than 45 days in any 365-day period, we must issue to the investors, on a pro rata basis (based upon the relative amount of securities covered by this Registration Statement then held by each such investor), additional shares of common stock equal to 0.05% of the shares originally issued, from the 46th day of the applicable 365-day period to the time this Registration Statement again becomes effective or until such time as all remaining shares under this Registration Statement may be sold under Rule 144(k), promulgated by the SEC under the Securities Act. In no event will we have to issue more than 1,340,216 additional shares to these investors.

         The Investor Rights Agreement also requires that we take all such actions as may be required under applicable law and our Articles of Incorporation and Bylaws to cause our Board of Directors (the "Board") to consist of seven directors. We must also include, in the slate of Board nominees recommended by the Board, a person designated by vSpring SBIC, L.P. ("vSpring"). We also have the obligation to use our best efforts to cause this person to continue to be elected to the Board.

         Under the terms of the Investor Rights Agreement, if there is a "Change of Control" at a time when vSpring (together with its affiliates) holds at least 1,029,412 shares of our common stock, then each of the investors in this private placement can require Protalex to repurchase all shares purchased by such investors, or any portion of such shares, at $2.04 per share. This repurchase must occur within 5 business days after the investor requests the repurchase. A "Change of Control" includes transfer of more than 49% of the voting power of Protalex, consolidation or merger, sale of substantially all of our assets and any liquidation, dissolution or winding up. This right of repurchase terminates on the earlier of (i) the closing of a firmly underwritten public offering resulting in gross proceeds of not less than $25 million, at a public offering price per shares of not less than $6.50, or (ii) at the time when our common stock trades on a Nasdaq market or The American Stock Exchange for six months, with an average daily trading volume of at 150,000 shares.

                                 USE OF PROCEEDS

         This prospectus relates to 10,610,045 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. We will receive up to approximately $7,594,558 in the event the warrants held by the selling stockholders are exercised. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following table sets forth, for the fiscal periods indicated, the high and low closing bid prices for the common stock of Protalex for the last two fiscal years. Our common stock is traded on the OTCBB under the stock symbol PRTX. The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                          High            Low
                                        --------        --------
Fiscal Year Ended May 31, 2002
      First Quarter                       $2.75          $1.95
      Second Quarter                       3.25           2.45
      Third Quarter                        3.60           2.35
      Fourth Quarter                       3.15           2.50

Fiscal Year Ended May 31, 2003
      First Quarter                       $2.85          $1.20
      Second Quarter                       1.91           1.15
      Third Quarter                        3.05           1.55
      Fourth Quarter                       2.95           1.15

Fiscal Year Ended May 31, 2004
      First Quarter                       $3.30          $1.50


         Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.

         As of November 24, 2003, we had 16,695,034 shares of common stock outstanding, which were held by approximately 438 stockholders of record. The transfer agent for our common stock is Standard Registrar & Transfer Agency, P.O. Box 14411, Albuquerque, New Mexico 87111.

                                 DIVIDEND POLICY

         Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

                                    BUSINESS

Overview

         In September 1999, Protalex acquired a majority of the issued and outstanding shares of common stock of Enerdyne Corporation ("Enerdyne") from Don Hanosh, pursuant to a Stock Purchase Agreement between Protalex, Enerdyne and Mr. Hanosh. In November 1999, Protalex merged with and into Enerdyne pursuant to a Merger Agreement and Plan of Reorganization, and Enerdyne changed its name to Protalex, Inc. After the merger, Protalex's former stockholders held approximately 92% of the shares of common stock of the Company, and Enerdyne's former stockholders held approximately 8% of the shares of common stock of the Company.

         We are a development stage company engaged in developing a class of human pharmaceuticals from organic molecules, which in pre-clinical trials demonstrated effectiveness in regulating the immune system with persisting effects. The autoimmune disease initially targeted by us is rheumatoid arthritis ("RA"). RA is a serious autoimmune disorder that causes the body's immune system to mistakenly produce antibodies that attack the lining of the joints, resulting in inflammation and pain. RA can lead to joint deformity or destruction, organ damage, disability and premature death. The first drug, which are currently developing, will be used to combat RA. We currently have no product on the market. The Company was incorporated on April 23, 1958 and became Protalex pursuant to a reverse merger with Enerdyne Corporation in November 1999.

         Our bioregulatory compounds are based upon the principle of influencing cellular activities at a more basic level than traditional pharmaceutical agents, which act upon the end products of complex metabolic pathways. In autoimmune disease models, our target RA drug has induced reversal of the pathologic process and resulted in a restoration of tissue integrity and function. We intend to bring this biotechnology to bear on a range of serious autoimmune conditions with millions of sufferers worldwide.

         Pre-clinical trials of our RA drug have demonstrated safety and efficacy in animals. We are now preparing to file an Investigational New Drug ("IND") application with the Food and Drug Administration ("FDA") for human clinical trials expected to begin in 2004. In preparation for filing our IND application, we are producing our RA drug at a contract laboratory, designing clinical trial protocols and developing assays to measure drug concentrations and systemic effects in upcoming clinical trials.

About Bioregulation

         The immune system exists to protect the body from foreign agents such as bacteria and viruses. In normal functioning, a complex set of interactions results in the destruction of these outside bodies. An important aspect of this process is the ability to recognize self (normal tissue) from non-self (foreign agents). Autoimmune diseases, such as rheumatoid arthritis, Lupus, Crohn's, insulin-dependent diabetes and multiple sclerosis, result when this self-recognition goes awry and the immune system mistakenly identifies normal tissue as foreign.

         In RA the dysregulation of the immune system causes the joint lining to form invasive tissue that degrades cartilage and bone. Current available treatments of RA require ongoing indefinite drug therapy. The vast majority of FDA approved drugs for the treatment of RA carry significant side effects. They generally target specific products of the immune response that are formed well after the system has lost its ability to self-regulate. Our bioregulator, on the other hand, addresses the fundamental pathogenic dysregulation that causes the initial abnormal response.

         We have discovered a method of "resetting" the immune system by deactivating the immune response via the use of a bioregulator. Our method has been shown to have no side effects at treatment dosages and works very early in the immune response to prevent the activation of lymphoid cells and the secretion of pathogenic cytokines. In the animal model specifically designed to evaluate the efficacy of anti-arthritic drugs, the our bioregulator has not only inhibited the acute inflammation but also repaired and/or reversed the tissue damage caused by inflammatory response.

Animal Studies

         Our bioregulator has proven effective in two clinical standard mouse autoimmune models:

         Collagen-Induced Arthritis in Mice

         Mice received two injections of collagen in order to stimulate an inflammatory response, then one group was treated with the Protalex bioregulator, a second group received a leading commercially available treatment and the control group was injected with saline solution. The mice were scored daily on joint size and loss of function. The results showed that the Protalex bioregulator and the currently popular treatment performed similarly over the first 20 days of treatment, slowing disease progression as compared with the control group. After 20 days, the Protalex-treated mice improved and approached baseline "healthy" level, whereas the mice treated with the currently available RA treatment showed a resumption of joint inflammation and tissue damage until sacrifice at day 35.

         BXSB Mice

         These animals are genetically-predisposed to autoimmune diseases, and this model is used to evaluate drugs for RA, as well as Lupus, Crohn's disease and other autoimmune diseases. This genetic model more closely approximates the human condition in that it is complex, multi-factoral and usually treated by multiple drug regimens. In these studies, mice were treated three times per week and sacrificed at regular intervals; their organs were weighed and sectioned for histological analysis and their spleens were used for immunological assays. Spleen enlargement (splenomegaly) was lower than the controls at almost every point, demonstrating the ability of our drug to delay the onset and severity of this disease indicator. Our treatment also reduced non-specific immunoglobulin production and specific auto-antibody production and readjusted T and B cell number and function. All these effects represent a whole animal change in this complex disease syndrome.

         Pre-clinical safety studies have shown no adverse events. In toxicological studies in New Zealand rabbits, our RA drug was injected three times per week over 15 weeks into a rabbit species selected for comparability to humans in preparation for the FDA Phase I trials. All animals survived to scheduled euthanasia. No significant clinical or injection site reactions were observed. No toxicologically meaningful differences were observed in body weight gain or food consumption, nor in hematology, clinical chemistry, urinalysis or organ weight data. These study results are a crucial component of our IND Application.

Markets

         RA will be the first autoimmune disease targeted by us and is our primary and immediate focus. RA was chosen as a target disease because it represents a well-defined, rapidly growing market for which currently available treatments are expensive and only marginally effective. More than five million people suffer from RA worldwide. Pharmaceuticals for RA represent an $8 billion market with a projected growth rate of 10% per year through the end of the decade.

         Currently, no uniformly effective treatment for RA exists. Current treatments are costly, and in most cases must be continued for decades. In contrast, we believe that our bioregulator therapy will be much more cost effective and administered by weekly injections over the course of a few months.

         We anticipate that our products will initially be used to treat patients with severe cases of RA, and particularly those individuals for whom other treatments have failed. Additionally, we believe that our experience with this class of patients will prove the efficacy and safety of its products, and will encourage the use of our products in less severely affected individuals in earlier stages of the disease.

         The second major goal is the development of synthetic analogs to our first pharmaceutical product, the RA drug. The characterization of the active component of our first product is underway and the synthetic chemistry project will follow. This synthetic focus for the Company will provide more comprehensive patent protection, as well as insight into future drugs.

         Our third goal is to pursue FDA approval to treat other autoimmune diseases, where our drug's ability to decrease the inflammatory response will abrogate the underlying disease processes. The BXSB animal model is a generalized autoimmune model, so efficacy in pre-clinical trials shows promise in treating other conditions. We are planning pre-clinical studies in Lupus and Crohn's Disease during 2004 and 2005, upon completion of significant milestones in the RA trials.

Competition

         Because of the small treatment dosages and relatively simple production process, our compound has a potential competitive advantage. Current RA treatments are characterized by complex manufacturing methods, which have led to production problems and have resulted in an average annual retail cost of $13,000 to $30,000 per patient. A number of pharmaceutical agents are currently being used, with varying degrees of success, to control the symptoms of RA and slow its progress. Available treatment options include:

        o Analgesic/anti-inflammatory preparations, ranging from simple aspirin to the recently introduced COX-2 inhibitors;

        o Immunosuppressive/antineoplastic drugs, including azathioprine and methotrexate;

        o TNF (Tumor Necrosis Factor) inhibitors, currently represented by Immunex Corporation's Enbrel(R); and

        o "Immunoadsorption Therapy," now in limited use in Europe and the United States, entailing weekly sessions during which a patient's blood is separated and passed through a molecular filter.

         In all, at least a dozen large and small pharmaceutical companies are active in this market, with Immunex Corporation and Johnson & Johnson, Inc. dominating the market with their respective products, Enbrel(R) and Remicade(R). Abbot's Humira(R) is a recent entry into the RA market, with $150 million projected first year sales. Despite intense media attention and enormous sales, the long-term efficacy of these compounds remains to be evaluated.

Operations

         We are currently executing a plan to obtain FDA approval of our IND application, in order to begin human trials in 2004, broaden our intellectual property and develop a corporate base for commercialization of our bioregulator products. Our business and laboratory operations are located in a leased space in Albuquerque, New Mexico. Protalex has contracts with Charles River Laboratories in the United States and Eurogentec in Belgium to conduct animal trials and to manufacture our drug for use in research and development and clinical trials. We plan to contract with the site management organization Rheumatology Research International to run our clinical trials.

         Our in-house research includes elucidating the mechanism of action, characterizing the active subcomponent of our drug molecule and developing synthetic derivatives. Lab staff also is designing assays to screen derivative compounds for activity, measure drug concentrations in the blood and measure systemic effects to be used in evaluating clinical trial data.

Business and Marketing Strategy

         We expect that, if we are granted all regulatory approvals, our bioregulator products will be competitive throughout the global market. As our RA target drug moves closer to the marketing stage, we intend to enter into collaborative arrangements with larger strategic partners to market and sell the Company's products in the United States and in foreign markets. The Company expects that these partners will be responsible for funding or reimbursing all or a portion of the costs of pre-clinical and clinical trials required to obtain regulatory approval. In return for such payments, the Company will grant these partners exclusive or semi-exclusive rights to market certain of its products in particular geographical regions.

Government Regulation

         Our ongoing research and development activities, and future manufacturing and marketing activities, are subject to extensive regulation by numerous governmental authorities, both in the United States and in other countries. In the United States, the FDA regulates the approval of the Company's products under the authority of the Federal Food, Drug and Cosmetics Act. Sales of new drugs outside the United States are subject to foreign regulatory requirements that differ from country to country. Foreign regulatory approval of a product must generally be obtained before that product may be marketed in those countries.

         In order to obtain FDA approval of our drugs, extensive pre-clinical and clinical tests must be conducted and a rigorous clearance process must be completed. Final approval by the FDA for safety and efficacy may take several years and require the expenditure of substantial resources. The FDA approval process entails several steps.

         We have completed a major preliminary step, pre-clinical trials, in which we demonstrated the safety and efficacy of the RA drug through in vitro and in vivo laboratory animal testing. Upon compilation of data from pre-clinical trials, and final formulation packaging and stability testing of our RA drug, we will submit an IND application to the FDA to confirm our pre-clinical research. We have discussed, with the FDA, the final requirements for our IND submission and initiation of human safety testing of the our RA bioregulator. These requirements include a short "bridging study" to correlate the lots used in animal trials with the manufactured product to be used in human clinical trials. Upon anticipated IND approval in 2004, we expect to begin human clinical trials of safety and efficacy in patients with advanced and intractable RA.

         Human clinical studies are typically conducted in three sequential phases, although these phases may overlap. In Phase I trials, a drug is tested for safety in one or more doses in a small number of patients or volunteers. In Phase II trials, efficacy and safety are tested in up to several hundred patients. Phase III trials involve additional safety, dosage and efficacy testing in an expanded patient population at multiple test sites. Our human clinical study will be supervised by Dr. Arthur Bankhurst, a renowned rheumatologist and Protalex director and stockholder, and should be completed in approximately two years from inception. The results of the pre-clinical and clinical trials are submitted to the FDA in the form of a New Drug Application ("NDA"), which if approved, would permit us to produce and market our RA drug. Approval of the NDA is estimated to take six months from submission. Upon approval of the NDA, the FDA may require post marketing testing and surveillance of our RA drug or place other conditions the drug.

Patents, Trademarks, and Proprietary Technology

         Our success will depend on our ability to maintain trade secrets and proprietary technology in the United States and in other countries, and to obtain patents for our bioregulatory technology. We filed an initial usage patent application with the U.S. Patent and Trademark Office in April 2002. We are proceeding with filing on an "Intent To Use" basis. We have not sought any foreign protection of our technology.

         Laboratory work has begun to characterize derivatives and develop synthetic analogs to its first drug, for which we will pursue additional patents as appropriate.

Employees

         We currently have six full-time employees. None of our employees is represented by an organized labor union. We believe our relationship with our employees is very good, and we have never experienced an employee-related work stoppage. We will need to hire and retain highly-qualified experienced technical, management and sales personnel in order to execute our business plan, carry out product development and secure advantages over our competitors. No assurances can be given that the Company will be able to pay the higher salaries necessary to retain such skilled employees.

Facilities

         Our office and laboratory is located in a space at 717 Encino Place, N.E., Suite 17, Albuquerque, New Mexico 87102. We lease this property pursuant to a three-year lease agreement, which ends April 30, 2004, with an option to purchase, at any time, the property for $70,000.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding. We are not aware of threatened legal proceedings to which any person, officer, affiliate of Protalex or any owner of more than 10% of Protalex stock is an adverse party to or has a material interest adverse to Protalex.

                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risks Relating to Our Business," "Description of Business" and elsewhere in this document. See "Forward-Looking Statements."

Results of Operations

         Pre-clinical safety studies for Protalex's target RA drug were completed in May 2003, with no significant clinical reactions and no toxicologically meaningful differences between the test and control groups. These studies and the pre-clinical efficacy studies concluded in 2002 lay the foundation for the Investigational New Drug ("IND") application for treating RA. We expect to submit the IND application during the second quarter of calendar year 2004. During the next 12 months, we will undertake IND-related activities including manufacturing our drug for Phase I and II human clinical trials, arranging for packaging and testing, designing clinical trial protocols and designing an animal "bridging study" to compare the lots used in animal trials with our manufactured product to be used in human clinical trials.

         Based on conversation with the FDA, we are conducting in-house laboratory work regarding drug formulation and stability and developing measures of immunogenicity. Protalex's contract laboratory in Europe, Eurogentec, is scheduled to produce an early lot of our RA drug, for initial testing, in fourth quarter of calendar year 2003, and a final lot to be released in first quarter of calendar year 2004, in time for Phase I human clinical trials.

         We intend to hire a Director of Clinical and Regulatory Affairs and a Laboratory Cell Technician in the first calendar quarter of 2004. Continued growth in staffing is anticipated in the Company's business plan, and specialized staffing requirements in the areas of management, scientific and FDA regulatory affairs will call for competitive salaries to attract and retain qualified personnel.

         The Company anticipates that it will need to purchase an auto-sampling tray for the existing HPLC machine, at a cost of $30,000, and a fume hood for the derivative protein project, at a cost of $15,000. These purchases will be made in the first quarter of calendar year 2004.

Discussion of the three months ended August 31, 2003 compared with the three month ended August 31, 2002

         Research and development ("R&D") expenses increased $61,824, or 32%, from $195,410 for the quarter ended August 28, 2002 to $257,234 for the quarter ended August 31, 2003. The increase is primarily due to services from FDA-related consultants, animal testing laboratories and a production facility manufacturing our RA drug. These higher expenses were partially offset by a decrease in lab wages, lab materials and depreciation expenses. Administrative expenses increased $19,677, or 7%, from $297,986 for the quarter ended August

31, 2002 to $317,663 for the quarter ended August 31, 2003. The increase was due to compensation expenses associated with the addition of two administrative positions.

Discussion of the fiscal year ended May 31, 2003 compared with the fiscal year ended May 31, 2002

         R&D expenses decreased slightly from the previous year from $918,022 to $909,246. Decreases in laboratory payroll costs were offset by increased expenses to outside contract labs for pre-clinical trials. Monthly R&D costs are anticipated to double in the coming fiscal year, driven by larger payments to vendors and labs performing drug manufacture, FDA consultation and clinical trial site management.

         Administrative expenses increased over the prior year from $252,436 to $640,927 due to increased staffing and a shift in focus from conducting research to pursuing the regulatory process. Additional expenses include directors and officers insurance, costs associated with raising funds and additional administrative personnel, including an administrative assistant and a full-time Chief Financial Officer. The major factor in the increased administrative costs is the use of stock-based compensation to attract and reward qualified employees, consultants and board members.

Liquidity and Capital Resources

         Since 1999, we have incurred significant losses, and we expected to experience operating losses and negative cash flow for the foreseeable future. Our primary source of cash is the sale of shares of our common stock. We have held no significant cash balances. We issue shares in private placements at a discount to the then-current market price (as resales of privately-placed shares are restricted under the Securities Act, which reduces their liquidity and, accordingly, their value as compared to freely-trading shares on the open market).

         As of August 31, 2003, our net working capital was a deficit of $293,056 and our total cash and cash equivalents was $96,931. On September 19, 2003, we raised $12,657,599 through the sale of 7,445,646 shares of our common stock, with warrants to purchase an additional 3,164,399 shares of Protalex common stock, at an exercise price of $2.40 per shares. The warrants expire on September 19, 2008.

         We project that funds raised in the September 2003 private placement will be sufficient to sustain the company for at least 18 months. The ability to raise additional debt or equity financing is dependent upon Protalex reaching milestones and advancing in the FDA approval process. No assurance can be given that we will be able to obtain additional financing on favorable terms, if at all. In addition, the report we received from our independent auditors covering our fiscal year ended May 31, 2003 financial statements contains an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                   MANAGEMENT

         The following table sets forth certain information with respect to each of our directors and executive officers as of November 24, 2003:

  Name                       Age    Position and Offices Held with the Company
  ----                       ---    ------------------------------------------
  G. Kirk Raab*+#=            68     Chairman of the Board and Director
  Steven H. Kane+            51     President, Chief Executive Officer
                                    and Director
  Dinesh Patel=              53     Director
  John E. Doherty#           49     Director
  Frank M. Dougherty+#       55     Director
  Arthur D. Bankhurst,
  M.D.*=                     66     Director
  Thomas P. Stagnaro*=       60     Director
  Donald K. Dean             42     Chief Financial Officer
  Dennis Vik, Ph.D.          46     Chief Scientific Officer

* Member of the Audit Committee.
+ Member of the Nominating Committee.
# Member of Compensation Committee.
= Member of the Scientific Oversight Committee.

         Set forth below is biographical information for each of the above:

         G. Kirk Raab has served on the Company's board of directors since August 22, 2003. He is also the Chairman of the Board. Mr. Raab currently sits on the boards and serves as Chairman of Connetics Corporation, Medgenics Inc. and Applied Imaging Inc. Connetics and Applied Imaging are publicly traded companies. He also serves on the board of directors of Velos Medical Infomatics, Inc. and The National Foundation for Science and Technology Medals. From February 1990 to July 1995, Mr. Raab served as the President and Chief Executive Officer of Genentech. He originally joined Genentech in February 1985, as President and Chief Operating Officer. Prior to joining Genentech, Mr. Raab worked for Abbott Laboratories for 10 years, most recently as President, Chief Operating Officer and a director. Mr. Raab served as the first Chairman of the Biotechnology Industry Organization and the California Health Care Institute. Mr. Raab graduated from Colgate University in 1959, and is a Trustee Emeritus. He is a member of Exeter College and was elected to the Chancellor's Court of Benefactors of Oxford University in September 2002. He is a former trustee of KQED, the San Francisco Ballet, the San Francisco Symphony, UCSF Foundation and Golden Gate Planned Parenthood.

         Steven H. Kane has served on the Company's board of directors since December 16, 2002. He is currently the President and Chief Executive Officer of the Company. He has over 25 years experience in the health care industry. Most recently, he was Vice President of North American Sales & Field Operations for Aspect Medical. While at Aspect, he helped guide the company to a successful initial public offering in January 2000. Prior to Aspect, from April 1997 to July 2000, Mr. Kane was Eastern Area Vice President for Pyxis Corporation, where he was instrumental in positioning the company for its successful initial public offering in 1992. Pyxis later was acquired by Cardinal Health for $1 billion. Prior to that Mr. Kane worked in sales management with Eli-Lilly and Becton Dickinson.

         Dinesh Patel is a Managing Director and Founding Partner of vSpring Capital, an early stage venture capital fund with $125 million under management. Dr. Patel is also the Founder, Chairman, President & CEO of Ashni Naturaceuticals, Inc. a company that specializes in the research, development and marketing of clinically tested and patent-protected naturaceutical products. In 1999, Dr Patel co-founded and was the Chairman of Salus Therapeutics, Inc., a biotechnology company focused on the research and development of nucleic acid-based therapeutics, including antisense and gene therapy drugs. In August 2003 publicly traded Genta, Inc acquired Salus for $30 million. From 1985 through 1999, Dr. Patel served as Co-founder, Chairman of the Board of Directors, President & CEO, of TheraTech, Inc., a Salt Lake City, Utah based company, that has been a pioneer in the development and manufacture of innovative drug delivery products. Under Dr. Patel's guidance, TheraTech established strategic alliances with major pharmaceutical companies including Eli Lilly, Pfizer, Proctor & Gamble, Roche, and SmithKline Beecham. TheraTech went public in 1992 and became profitable in 1997. In January 1999, TheraTech was acquired for approximately $350 million by Watson Pharmaceuticals, a California based company. Dr. Patel has been the recipient of numerous awards, including US Small Business Administration's Business Achiever Award, and Scientific and Technology Award (State of Utah) and Entrepreneur of the Year Award (Mountain West Venture Group). Dr Patel got his undergraduate degree from India and his doctorate degree from University of Michigan. Dr Patel is active in the Indian and local community serving on several boards and as an active donor for various charitable causes.

         John E. Doherty has served as a director of the Company since November 1999 and previously served as a director of Enerdyne since August 1999. He also served as the President of the Company from 1999 through 2002. From 1976 to 1994, Mr. Doherty was a vice president and principal of Doherty & Co., an investment banking firm. During this time and subsequently, he was involved in early and later stage financing of companies such as Thoratec Laboratories, SeraCar, Inc., and Excalibur Technologies. From 1994 to present, Mr. Doherty ahs been a private investor, and over the last years was involved with the early stage development of Protalex.

         Frank M. Dougherty was appointed to the Company's board of directors on October 16, 2001, and has served as the Company's corporate secretary from June 21, 2002 to December 16, 2002. Mr. Dougherty is a practicing attorney and founder and owner of Frank M. Dougherty P.C., a law firm in Albuquerque, New Mexico. He has practiced law since 1981, founded his current law firm in November 2001. Prior to becoming a lawyer, Mr. Dougherty practiced as a CPA in Santa Fe, New Mexico. He has an undergraduate degree in economics from University of Colorado, a graduate degree in accounting from the University of Arizona and a law degree from Texas Tech University.

         Arthur D. Bankhurst, M.D. has served as a director of the Company since November 1999, and previously served as a director of Enerdyne from August 1999. Dr. Bankhurst earned his bachelors degree in biochemistry from the Massachusetts Institute of Technology, and his M.D. from Case Western Reserve University. He served as a research fellow at the Hall Institute of Medical Research in Melbourne, Australia and as a senior research fellow at the WHO Research Unit in Geneva, Switzerland. He joined the faculty of the University of New Mexico in 1971, and now holds a joint professorship in internal medicine and microbiology. Dr. Bankhurst's professional accomplishments in the fields of arthritis and immunology are reflected in his being named Senior Investigator for the Arthritis Foundation from 1974 to 1979, as well as serving as associate editor of several prestigious medical journals. These journals include The Journal of Immunology (1984-1987), Diagnostic Immunology (1984-1988) and Clinical Immunology and Immunopathology (1988-present). With more than 140 publications to his credit, Dr. Bankhurst has a national reputation as an investigator and has participated in a number of multi-center trials of anti-arthritis drugs.

         Thomas Stagnaro was appointed to the board of directors of the Company on July 8, 2002. He is President and Chief Executive Officer of Agile Therapeutics, a private company focused on developing women's healthcare products. He also serves as a director on the board of INKINE Pharmaceutical. Mr. Stagnaro formerly was President and Chief Executive Officer of 3-Dimensional Pharmaceuticals and Univax Biologics. He began his career with Searle Laboratories and has held increasingly important positions during his 30 years in the pharmaceutical industry. Mr. Stagnaro has raised over $200 million for three developmental stage companies and took Univax Biologics public in 1972. His present company, Agile Therapeutics, is a development-stage research-based firm founded in 1997, which is involved in developing novel products for transdermal delivery of pharmaceutical agents.

         Donald K. Dean served as the accountant for Protalex for four years, before being appointed as Chief Financial Officer in November 2001. He earned his B.A. in International Management from the University of New Mexico's Anderson School of Management. Mr. Dean was Pacific Rim Manager for Hanna International in Portland, Oregon, for three years, and after working in Japan from 1989 to 1990, returned to the University of New Mexico to complete a Masters degree in Business Administration. He worked for the UNM Health Sciences Center as an accountant from 1990 to 2002.

         Dennis Vik, PhD. has served as the Chief Scientific Officer of the Company since 2002. He earned his Ph.D. in Immunology from Harvard University in Cambridge, Massachusetts in 1986. He also earned an MBA from the Anderson School of Management in 2000. Prior to becoming the Chief Scientific Officer for Protalex, Dr. Vik was employed as a research associate, and later, assistant member of the Department of Immunology at Scripps Clinic and Research Foundation in La Jolla, California from 1986 until 1992. Dr. Vik was Assistant Professor of Microbiology at the University of New Mexico School of Medicine from 1992 until 1999. Dr. Vik received the National Research Service Award from 1988 to 1990 and is a member of the American Association of Immunologists. Dr. Vik has published extensively in the field of immunology.

Executive Compensation

         Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage us for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance and a stock option program.

         The following table sets forth compensation information for services rendered to us by certain executive officers in all capacities during each of the prior three fiscal years. Other than as set forth below, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.




                                             Annual Compensation                       Long Term Compensation
                                      --------------------------------    ---------------------------------------------
                                                                                    Awards                   Payouts
                                                                          ---------------------------      ------------
                                                             Other                        Securities
                                                             Annual        Restricted     Underlying        All Other
Name & Principal                      Salary    Bonus     Compensation    Stock Awards    Option/SARs      Compensation
   Position                Year         $         $             $              $               #                $
----------------           ----       ------    -----     ------------    ------------    -----------      ------------
Steven Kane,               2003(1)     $0         $0            $0         $104,170(2)       863,242             $0
  President,
  Chief Executive
  Officer
  and Director
John E. Doherty            2003(3)   $12,500      $0            $0              $0              0                $0
  former President         2002        $0         $0            $0              $0              0                $0
  and Director             2001        $0         $0            $0              $0              0                $0

(1) Mr. Kane was hired as Protalex's President and Chief Executive Officer effective as of December 16, 2002. Prior to that date, he was not employed, in any capacity, by the Company.
(2) Mr. Kane received 41,668 shares of restricted stock through May 31, 2003, as reported on the OTCBB. The value of the restricted stock received by Mr. Kane is computed using the closing price of Protalex common stock on May 31, 2003, which was $2.50.
(3) Mr. Doherty resigned as the Company's President effective as of December 16, 2002. He no longer serves as an officer of Protalex. He remains a director.

Option Grants in the Fiscal Year Ended May 31, 2003

         The following table sets forth information concerning the stock options granted to each person named in the above "Summary Compensation Table" during the Company's fiscal year ended May 31, 2003 and the exercise price of all such options:


                       Number of        Percent of Total
                       Securities          Options/SARs
                       Underlying           Granted to                          Market Price
                      Options/SARs         Employees in      Exercise or Base    on Date of
       Name            Granted (#)       Fiscal Year (%)     Price ($/Share)       Grant          Expiration Date
   ------------       ------------      ----------------     ----------------   ------------     -----------------
   John Doherty         10,000(1)               *                 $1.70            $1.90         December 16, 2012
   Steven Kane         863,242(2)              57%                $1.50            $1.90         December 16, 2012

*  less than 1%.
Aggregated Option Exercises in the Fiscal Year Ended May 31, 2003 and Year-End Option Values

         The following table sets forth information concerning the exercise of stock options by each person named in the "Summary Compensation Table" during the Company's fiscal year ended May 31, 2003, and the value of all exercisable and unexercisable options at May 31, 2003:

                    Number of Securities               Value of Unexercised
                   Underlying Unexercised              in the Money Options
                    Options at Year End                    at Year End
               ------------------------------      -----------------------------
    Name       Exercisable      Unexercisable      Exercisable     Unexcerisable
------------   -----------      -------------      -----------     -------------
John Doherty     10,000              0               $20,000            $0
Steven Kane        0              863,242              $0            $345,297


         The values of unexercised in-the-money options at year-end in the table above were determined based on the fair market value as of May 31, 2003 minus the per share exercise price multiplied by the number of shares.

Employment Agreements
         G. Kirk Raab, the Chairman of the Board of Directors of Protalex, and Steven H. Kane, our President and Chief Executive Officer, have each executed offer letters regarding their appointment by Protalex. We intend to enter into employment agreements with each of these individuals.

Director Compensation

         Directors received stock-based compensation for their services as directors during the fiscal year ended May 31, 2003. The Company issued 150,000 stock options to directors during such fiscal year, at exercise prices ranging from $1.50 to $1.70. See "Certain Relationships and Related-Party Transactions."

         Directors do not receive separate meeting fees, but are reimbursed for out-of-pocket expenses. We do not provide a retirement plan for our non-employee Directors.

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

         On November 26, 2001, the Protalex Board of Directors (the "Board") issued options to William Hitchcock, in conjunction with his appointment as a director of Protalex, to purchase 100,000 shares of Protalex common stock exercisable immediately at $1.25 per share. The term of the options is ten years. On July 18, 2002, Mr. Hitchcock received additional options to purchase 133,680 shares of Protalex common stock, with an exercise price of $1.50. These options also have a term of ten years.

         On July 18, 2002, the Board issued options to Thomas P. Stagnaro, in conjunction with his acceptance of a Protalex directorship, to purchase 100,000 shares of Protalex common stock exercisable immediately at $1.50 per share. The term of the options is ten years. On October 24, 2002, the Board issued additional options to Mr. Stagnaro to purchase 100,000 shares of Protalex common stock, at an exercise price of $1.45. These options expire in ten years.

         On December 16, 2002, the Board issued options to purchase 50,000 shares of Protalex common stock, 10,000 each to Mr. Hitchcock, Mr. Stagnaro, Arthur Bankhurst, Frank Dougherty and John Doherty, as compensation for their services as directors of Protalex. The options are exercisable immediately at $1.70 per share. The term of each option is ten years.

         On December 16, 2002, the Board of Directors granted options to purchase 863,242 shares of Protalex common stock to Steven H. Kane, as compensation for his role as President and Chief Executive Officer, at an exercise price of $1.50 per share. The first third of these options will vest on December 16, 2003. The remaining options will vest quarterly over three additional years. On August 13, 2003, the Board issued options to purchase 100,000 shares of Protalex common stock to Mr. Kane, as additional compensation. These options were immediately vested, have a life of ten years and an exercise price of $1.50.

         On April 1, 2003, the Board issued options to purchase up to 40,000 shares of Protalex common stock to Joe Dervan, an employee of the Company. The options are exercisable at $1.50 per share. The term of the options is ten years. The options vest 1/48th a month, but cannot be exercised prior to April 1, 2004.

         On August 13, 2003, the Board issued options to purchase 100,000 shares of Protalex common stock to Mr. Kane. The options are exercisable immediately at $1.50 per share. The term of the options is ten years.

         On August 13, 2003, Mr. Kane and Mr. Doherty loaned $50,000 each to Protalex. The loans were paid in full by Protalex on September 24, 2003.

         On September 19, 2003, Mr. Raab was granted options to purchase up to 584,333 shares of common stock of Protalex. The Company was obligated to issue these options to Mr. Raab pursuant to its offer letter, which granted Mr. Raab a number of options equal to 3.5% of the number of shares of Protalex common stock outstanding following the private placement that closed on September 18, 2003. The options have an exercise price of $1.50 per share. One hundred thousand of the options vest immediately, and the remainder vest at 1/48th per month over four years, with a life from the grant date of ten years. In the case of termination without cause, Mr. Raab's options will continue to vest for 12 months.


         The last of 12 monthly payments of $8,333 was made in June, 2003, concluding a stock buyback agreement with former Treasurer, Secretary, director and Chief Scientist Dr. Paul Mann. Pursuant to the buyback agreement, we redeemed 142,857 shares of Dr. Mann's, over 12 months, at $0.70 per share, for a total cost of $100,000. On September 19, 2003, Protalex repurchased the remaining 2,994,803 shares owned by Dr. Mann and certain members of his family, for an aggregate purchase price of approximately $300,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth in the following table is the beneficial ownership of Protalex common stock as of November 24, 2003, for our directors, executive officers, our directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our common stock.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock issuable currently or within 60 days of November 24, 2003, upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage ownership is based on 16,695,034 shares of Common Stock outstanding as of November 24, 2003, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of Protalex, Inc., 717 Encino Place, N.E., Suite 17, Albuquerque, New Mexico 87102.

                                            Shares Beneficially Owned

                                          ------------------------------
Name & Address                                Number             Percent
-----------------------------------       -------------          -------
Steven H. Kane, Chief Executive
 Officer and Director                        150,002(1)             1%
John E. Doherty, Director and
 former President                          2,962,660(2)            18%
Frank M. Dougherty, Director                 346,192(3)             2%
Arthur D. Bankhurst, M.D., Director          286,192(4)             2%
Thomas Stagnaro, Director                    210,000(5)             1%
G. Kirk Raab, Chairman of the
 Board and Director                          100,000                *
Donald K. Dean, Treasurer and
 Chief Financial Officer                     100,000                *
vSpring SBIC, L.P.                         9,900,193(7)            54%
Attn:  Dinesh Patel
2795 E. Cottonwood Pkwy, Suite 360
Salt Lake City, UT 84121
Integral Capital Partners VI, L.P.         1,687,500(8)            10%
Attn:  Daniel McNally
3600 South Lake Drive
St. Francis, WI 53235
SF Capital Partners Ltd.                   1,588,235(9)             9%
Attn:  Pamela K. Hagenah
3000 Sand Hill Road Blg 3, Suite 240
Menlo Park, CA 94025
All officers and directors
as a group (7 persons)                     4,155,046(10)           24%

*    Indicates less than 1%.
(1) Includes options to purchase 100,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(2) Includes options to purchase 10,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(3) Includes options to purchase 10,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(4) Includes options to purchase 10,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(5) Includes options to purchase 210,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003.
(6) Includes options to purchase 100,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003.

(7) Includes warrants to purchase 720,588 shares of Protalex common stock exercisable within 60 days of November 24, 2003. vSpring SBIC, L.P. has entered into a Shareholder Agreement dated September 18, 2003 with Steven
     H. Kane, John E. Doherty, Frank M. Dougherty, Arthur D. Bankhurst, M.D., Donald K. Dean, Integral Capital Partners VI, L.P. and SF Capital Partners Ltd., pursuant to which each such party executed proxies appointing vSpring SBIC, L.P. as their proxy to vote all of such party's respective shares (i) to fix and maintain the number of directors at seven and (ii) to cause and maintain the election of a candidate designated by vSpring SBIC, L.P. on the Protalex board of directors. The proxy may not be exercised on any other matter, and each party may vote their shares on all other matters.
(8) Includes warrants to purchase 437,500 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(9) Includes warrant to purchase 411,765 shares of Protalex common stock exercisable within 60 days of November 24, 2003. See footnote 8.
(10) Includes options to purchase 440,000 shares of Protalex common stock exercisable within 60 days of November 24, 2003.

                            DESCRIPTION OF SECURITIES

         The following description of our common stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed with the SEC.

         Our authorized capital stock consists of 40,000,000 shares of no par value common stock, of which 16,695,034 shares were issued and outstanding as of November 24, 2003. We have reserved 6,287,653 shares of common stock for issuance pursuant to outstanding options and warrants, including 2,196,255 shares reserved for issuance under stock option agreements. Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Protalex, the holders of shares of our common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Corporation Law of the State of New Mexico and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

         We maintain directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o    privately negotiated transactions;

        o    short sales;

        o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        o    a combination of any such methods of sale; and

        o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Each selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                              SELLING STOCKHOLDERS

         The selling stockholders purchased an aggregate of 7,445,646 shares of common stock in a private placement offering under Section 4(2) and/or Section 506 of Regulation D under the Securities Act. The selling stockholders also received warrants to purchase an aggregate of 3,164,399 shares of common stock upon exercise of warrants. The warrants have an exercise price of $2.40.

         We have registered for resale the shares sold in the private placement and issuable on exercise of the warrants to permit the selling stockholders and transferees to resell the shares when they deem appropriate. Except for William Hitchcock, none of the selling stockholders had a material relationship with us within the past three years.

         In the purchase agreement, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualifies as an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

         The table below sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the conversion of the warrants.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock issuable currently or within 60 days of November 24, 2003, upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 16,695,034 shares of Common Stock outstanding as of November 24, 2003, together with applicable options and warrants for each stockholder.




                                                                SHARES OWNED PRIOR TO THE      SHARES OWNED AFTER THE
                                                                        OFFERING                     OFFERING(1)
                                                 NO. OF          -----------------------       ----------------------
                                                 SHARES
                                                 OFFERED
                                                (INCLUDES
                                                  STOCK
                                                UNDERLYING
LAST NAME                                       WARRANTS)         NUMBER      PERCENTAGE         NUMBER    PERCENTAGE
------------------------------------------     ------------      ---------    ----------        --------   ----------
vSpring SBIC, L.P.                             2,779,412(1)      2,779,412       16%                   0        *
Integral Capital Partners VI, L.P.             1,687,500(2)      1,687,500       10%                   0        *
SF Capital Partners Ltd.                       1,588,235(3)      1,588,235        9%                   0        *
Merriman Curhan Ford & Co.                       558,423(4)        558,423        3%                   0        *
Mark E. Strome Living Trust                      270,000(5)        510,000        3%             240,000       1%
Kinloch Rice Fields, LLC                         397,059(6)        397,059        2%                   0        *
The Lincoln Fund, L.P.                           238,236(7)        238,236        1%                   0        *
MedCap Partners, L.P.                            202,500(8)        202,500        1%                   0        *
David MacMillan                                  127,059(9)        247,059        1%             120,000       1%
Matthew & Angela Hall Family Trust              158,823(10)        158,823        1%                   0        *
William Hitchcock                               135,000(11)        613,680        4%             478,680       3%
Philip T. Sharples Trust U/A DTD 11/13/52        81,000(12)        141,000        1%              60,000        *
Terry J. Hennigan                                59,559(13)        137,115        1%              77,556        *
Henry W. Harris                                 135,000(14)        135,000        1%                   0        *
Eric Fellner                                    135,000(15)        135,000        1%                   0        *
Philip P. Sharples 1994 Family Trust U/A
DTD 5/16/94                                      81,000(16)        181,000        1%             100,000       1%
Prism Capital 5, L.P.                           119,117(17)        119,117        1%                   0        *
James R. Walker                                  67,500(18)        167,500        1%             100,000       1%
Holly E. Zug Trust Dtd. 8/5/97                   40,500(19)        120,500        1%              80,000        *
Terral Jordan                                    40,500(20)        120,500        1%              80,000        *


                                                                SHARES OWNED PRIOR TO THE      SHARES OWNED AFTER THE
                                                                        OFFERING                     OFFERING(1)
                                                  NO. OF          -----------------------       ----------------------
                                                   SHARES
                                                  OFFERED
                                                 (INCLUDES
                                                   STOCK
                                                 UNDERLYING
LAST NAME                                         WARRANTS)        NUMBER      PERCENTAGE         NUMBER    PERCENTAGE
------------------------------------------       ----------        -------     ----------        --------   ----------
Mark P. Mason                                    40,500(21)        140,500        1%             100,000       1%
William P. Getty                                 79,412(22)         79,412        *                    0        *
Richard L. Breaux                                79,412(23)         79,412        *                    0        *
The Lincoln Fund Tax Advantaged, L.P.            79,412(24)         79,412        *                    0        *
Frank A. Bonsal, Jr.                             79,412(25)         79,412        *                    0        *
Alexander M. Laughlin                            79,412(26)         79,412        *                    0        *
Edgewood Management Company Profit Sharing
Plan                                             79,412(27)         79,412        *                    0        *
Christoph Henkel                                 79,412(28)         79,412        *                    0        *
Joseph R. Hardiman                               67,500(29)         67,500        *                    0        *
Louise A. Havens Living Trust                    13,500(30)         73,500        *               60,000        *
Robert Anthony Mackie                            40,500(31)         60,500        *               20,000        *
Brenton M. Wickam                                59,559(32)         59,559        *                    0        *
Bayard Walker, Jr                                40,500(33)         73,834        *               33,334        *
John Burd Defined Benefit Plan                   40,500(34)         40,500        *                    0        *
Brock Ganeles                                    40,500(35)         40,500        *                    0        *
Hanne S. Castle                                  40,500(36)         40,500        *                    0        *
Joanna K. Corrigan Irrevocable Trust             40,500(37)         40,500        *                    0        *
Lawrence J. Chazen Revocable Trust dtd
1/31/90                                          39,706(38)         39,706        *                    0        *
Jonathan D. Calloghan                            39,706(39)         39,706        *                    0        *
Victor E. Parker, Jr.                            39,706(40)         39,706        *                    0        *
Dixon R. Doll Sr. & Carol Doll Trust             39,706(41)         39,706        *                    0        *
Doll Family Partnership                          39,706(42)         39,706        *                    0        *
Catalysis Partners, LLC                          39,706(43)         39,706        *                    0        *
Matthew Crisp                                    39,706(44)         39,706        *                    0        *
Jon M. Plexico                                   39,706(45)         39,706        *                    0        *
Alan R. Sheriff                                  39,706(46)         39,706        *                    0        *
Dennis Tran & Rosalie Duong                      37,800(47)         37,800        *                    0        *
Peter Lawson-Johnston                            33,750(48)         33,750        *                    0        *
Jonathan Merriman                                23,823(49)         23,823        *                    0        *
Kenneth R. Werner Revocable Trust Dtd
7/20/96                                          23,823(50)         23,823        *                    0        *
Anne S. Ritchie Holum                            22,950(51)         22,950        *                    0        *
Dorothy N. Ritchie-Valhouli                      22,950(52)         22,950        *                    0        *
J. Michael Ritchie                               22,950(53)         22,950        *                    0        *
Charles J. Kaspar III                            22,275(54)         22,275        *                    0        *
Robert E. Ford                                   19,853(55)         19,853        *                    0        *
Gregory H. Williams                              19,853(56)         19,853        *                    0        *
Kevin J. Raidy                                   19,853(57)         19,853        *                    0        *
Edward B. Keaney                                 15,883(58)         15,883        *                    0        *
Dixon R. Doll Jr. & Sarah Doll                   13,500(59)         13,500        *                    0        *
Steven R. Sarracino                              13,500(60)         13,500        *                    0        *
Hans Hartvickson                                 13,500(61)         13,500        *                    0        *
Craig E. Sultan                                  13,500(62)         13,500        *                    0        *
John Sutcliffe                                   13,500(63)         13,500        *                    0        *
Patrick J. McQuaid                               10,125(64)         10,125        *                    0        *
John Hiestand                                     7,941(65)          7,941        *                    0        *

(1) Includes stock underlying a warrant to purchase 720,588 shares of common stock at an exercise price of $2.40.
(2)  Includes stock underlying a warrant to
     purchase 437,500 shares of common stock at an exercise price of $2.40.
(3) Includes stock underlying a warrant to purchase 411,765 shares of common stock at an exercise price of $2.40.
(4) Includes stock underlying a warrant to purchase 558,423 shares of common stock at an exercise price of $2.40. Merriman Curhan Ford & Co. acted as a broker-dealer for Protalex, in connection with Protalex's September 2003 private placement.
(5) Includes stock underlying a warrant to purchase 70,000 shares of common stock at an exercise price of $2.40 and a warrant to purchase 100,000 shares of common stock at an exercise price of $3.50.
(6) Includes stock underlying a warrant to purchase 102,941 shares of common stock at an exercise price of $2.40.
(7) Includes stock underlying a warrant to purchase 61,765 shares of common stock at an exercise price of $2.40.
(8) Includes stock underlying a warrant to purchase 52,500 shares of common stock at an exercise price of $2.40.
(9) Includes stock underlying a warrant to purchase 32,941 shares of common stock at an exercise price of $2.40 and a warrant to purchase 60,000 shares of common stock at an exercise price of $3.50.
(10) Includes stock underlying a warrant to purchase 41,176 shares of common stock at an exercise price of $2.40.
(11) Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40. Mr. Hitchock previously served as a director and is the former Chairman of the Board of Protalex.
(12) Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.40.
(13) Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.40.
(14) Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40.
(15) Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.40.
(16) Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(17) Includes stock underlying a warrant to purchase 30,882 shares of common stock at an exercise price of $2.40.
(18) Includes stock underlying a warrant to purchase 17,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(19) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 20,000 shares of common stock at an exercise price of $3.50.
(20) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 30,000 shares of common stock at an exercise price of $3.50.
(21) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 50,000 shares of common stock at an exercise price of $3.50.
(22) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(23) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(24) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(25) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(26) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(27) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(28) Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.40.
(29) Includes stock underlying a warrant to purchase 17,500 shares of common stock at an exercise price of $2.40.
(30) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 10,000 shares of common stock at an exercise price of $3.50.
(31) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(32) Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.40.
(33) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40 and a warrant to purchase 16,667 shares of common stock at an exercise price of $3.50.
(34) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(35) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(36) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(37) Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.40.
(38) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(39) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(40) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(41) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(42) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(43) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(44) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(45) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(46) Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.40.
(47) Includes stock underlying a warrant to purchase 9,800 shares of common stock at an exercise price of $2.40.

(48) Includes stock underlying a warrant to purchase 8,750 shares of common stock at an exercise price of $2.40.
(49) Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.40.
(50) Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.40.
(51) Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(52) Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(53) Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.40.
(54) Includes stock underlying a warrant to purchase 5,775 shares of common stock at an exercise price of $2.40.
(55) Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(56) Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(57) Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.40.
(58) Includes stock underlying a warrant to purchase 4,118 shares of common stock at an exercise price of $2.40.
(59) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(60) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(61) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(62) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(63) Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.40.
(64) Includes stock underlying a warrant to purchase 2,625 shares of common stock at an exercise price of $2.40.
(65) Includes stock underlying a warrant to purchase 2,059 shares of common stock at an exercise price of $2.40.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

                                     EXPERTS

         Our audited financial statements at May 31, 2003 appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Protalex, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.protalex.com. Information contained in our web site is not part of this prospectus.

         Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----
Balance Sheet at May 31, 2003 .........................................    F-3

Statements of Operations for the Years Ended May 31, 2003 and 2002
and From Inception (September 17, 1999) through May 31, 2003...........    F-4

Statements of Stockholders' Equity (Deficit) for the Years Ended
May 31, 2003 and 2002 and From Inception (September 17, 1999)
through May 31, 2003...................................................    F-5

Statements of Cash Flows for the Years Ended May 31, 2003 and
2002 and From Inception (September 17, 1999) through May 31, 2003......    F-7

Notes to Financial Statements..........................................    F-9


                                                                           Page
                                                                           ----
Balance Sheet at August 31, 2003 (unaudited)...........................    F-17

Statements of Operations for the Three Months Ended
August 31, 2003 and 2002 (unaudited) and From Inception
(September 17, 1999) through August 31, 2003...........................    F-18

Statements of Cash Flow for the Three Months Ended August 31,
2003 and 2002 (unaudited) and From Inception (September 17,
1999) through August 31, 2003..........................................    F-19

Notes to Financial Statements (unaudited)..............................    F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Protalex, Inc.

We have audited the accompanying balance sheet of Protalex, Inc. (a New Mexico Corporation in the development stage) as of May 31, 2003, and the related statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Protalex, Inc. as of May 31, 2002 and for the year then ended, including cumulative results of operations, statement of stockholders' equity and cash flows from inception (September 17, 1999) through May 31, 2002, were audited by other auditors whose report dated August 15, 2002, except for Note I for which the date is July 17, 2003, expressed an unqualified opinion with an explanatory paragraph addressing a substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protalex, Inc. as of May 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Grant Thornton LLP
Albuquerque, New Mexico
August 15, 2003

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                                  BALANCE SHEET

                                  May 31, 2003

                                     ASSETS

CURRENT ASSETS
     Cash ........................................   $   280,052
     Prepaid expense .............................         6,872
                                                     -----------
Total current assets .............................                 $   286,924

EQUIPMENT
     Lab equipment ...............................       248,706
     Office and computer equipment ...............       134,387
     Furniture & fixtures ........................        21,268
     Leasehold improvements ......................        10,685
                                                     -----------
                                                         415,046
     Less accumulated depreciation ...............      (288,231)      126,815
                                                     -----------

OTHER ASSETS
     Intellectual technology property,
      net of accumulated amortization of $3,638 ..                 $    16,662
                                                                   -----------

         Total Assets ............................                 $   430,401
                                                                   ===========

                                   LIABILITIES

CURRENT LIABILITIES
     Accounts payable ............................   $   104,140
     Credit card payable .........................        11,354
     Payroll and related liabilities .............         8,816
     Interest payable ............................            15
     Current maturities of capital lease and
      long-term liabilities ......................        21,341
                                                      ----------
         Total current liabilities ...............                 $   145,666

Capital lease obligation .........................                      41,165
                                                                   -----------
         Total liabilities .......................                     186,831

STOCKHOLDERS' DEFICIT
     Common stock, no par value, authorized
      40,000,000 shares, 12,247,950
      shares issued and outstanding ..............     3,758,315
     Common stock, contra ........................      (368,547)
Additional paid in capital .......................       603,912
     Deficit accumulated during the
      development stage ..........................    (3,750,110)      243,570
                                                      ----------   -----------

                                                                   $   430,401
                                                                   ===========

    The accompanying notes are an integral part of this financial statement.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                            STATEMENTS OF OPERATIONS

               For the years ended May 31, 2003 and 2002, and From Inception (September 17, 1999) through May 31, 2003

                                                                          From Inception
                                            Year Ended      Year Ended       Through
                                           May 31, 2003    May 31, 2002    May 31, 2003
                                           ------------    ------------    ------------
Revenues ...............................   $       --      $       --      $       --

Operating Expenses
     Research and development ..........       (909,246)       (918,022)     (2,402,861)
     Administrative ....................       (640,927)       (252,436)       (963,399)
     Professional fees .................        (71,548)        (91,289)       (277,216)
     Depreciation and amortization .....        (41,167)        (17,393)        (76,364)
                                           ------------    ------------    ------------
       Operating Loss ..................     (1,662,888)     (1,279,140)     (3,719,840)

Other income (expense)
     Interest income ...................          9,389           7,381          39,667
     Interest expense ..................         (2,572)         (8,706)        (60,918)
     Loss on disposal ..................         (9,019)           --            (9,019)
                                           ------------    ------------    ------------
       NET LOSS ........................   $ (1,665,090)   $ (1,280,465)   $ (3,750,110)
                                           ============    ============    ============
Weighted average number of common shares
      outstanding ......................     12,197,325      11,105,140      10,925,124
                                           ============    ============    ============

Loss per common share ..................   $       (.14)   $       (.12)   $       (.34)
                                           ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

            From Inception (September 17, 1999) through May 31, 2003

                                                                                                     Deficit
                                                                                                    Accumulated
                                                                       Additional      Common         In the
                                                 Common Stock            Paid In       Stock        Development
                                             Shares        Amount        Capital       Contra          Stage          Total
                                           -----------   -----------   -----------   -----------    -----------    -----------

September 17, 1999 -- initial
   issuance of 10,000 shares for
   intellectual technology license at
   $.03 per share ......................        10,000   $       300   $      --     $      --      $      --      $       300

September 30, 1999 -- cost of public
shell acquisition over net assets
acquired to be accounted for as a
recapitalization .......................          --            --            --        (250,000)          --         (250,000)

October 27, 1999 -- issuance of 84
   shares to individual for $25,000 ....            84        25,000          --            --             --           25,000

November 15, 1999 -- reverse merger
transaction with Enerdyne
Corporation, net transaction amounts ...     8,972,463       118,547          --        (118,547)          --             --

November 18, 1999 -- February 7, 2000
-- issuance of 459,444 shares to various
investors at $0.36 per share ...........       459,444       165,400          --            --             --          165,400

January 1, 2000 -- issuance of
   100,000 shares in exchange for
   legal services ......................       100,000        15,000          --            --             --           15,000

May 1 - 27, 2000 -- issuance of
   640,000 shares to various
   investors at $1.00 per share ........       640,000       640,000          --            --             --          640,000

May 27, 2000 -- issuance of 1,644
shares to individual in exchange for
interest due ...........................         1,644         1,644          --            --             --            1,644


Net loss for the year ended May 31, 2000          --            --            --            --         (250,689)      (250,689)
                                           -----------   -----------   -----------   -----------    -----------    -----------

     Balance, May 31, 2000 .............    10,183,635       965,891          --        (368,547)      (250,689)       346,655

December 7, 2000 -- issuance of
   425,000 shares to various
   investors at $1.00 per share ........       425,000       425,000          --            --             --          425,000

May 31, 2001 -- Forgiveness of debt
   owed to shareholder .................          --            --          40,000          --             --           40,000

Net loss for the year ended May 31, 2001          --            --            --            --         (553,866)      (553,866)
                                           -----------   -----------   -----------   -----------    -----------    -----------

   Balance, May 31, 2001 ...............    10,608,635     1,390,891        40,000      (368,547)      (804,555)       257,789

August 13, 2001 -- Contribution by
   shareholders ........................          --            --         143,569          --             --          143,569

November 7, 2001 -- issuance of
   881,600 Shares at $1.25 per share ...       881,600     1,102,000          --            --             --        1,102,000

November 26, 2001 -- options issued
   to board member .....................          --            --         133,000          --             --          133,000

Net loss for the year ended May 31, 2002          --            --            --            --       (1,280,465)    (1,280,465)
                                           -----------   -----------   -----------   -----------    -----------    -----------

   Balance, May 31, 2002 ...............    11,490,235     2,492,891       316,569      (368,547)    (2,085,020)       355,893


                                                                                                     Deficit
                                                                                                    Accumulated
                                                                       Additional      Common         In the
                                                 Common Stock            Paid In       Stock        Development
                                             Shares        Amount        Capital       Contra          Stage          Total
                                           -----------   -----------   -----------   -----------    -----------    -----------
July 5, 2002 -- issuance of 842,000
   at $1.50 per share ...............       842,000      1,263,000           --            --             --        1,263,000

July 1, 2002 - May 1, 2003 - purchase
   of common stock from shareholder
   at $.70 per share ................      (130,955)       (91,667)          --            --             --          (91,667)

January 15, 2003 - May 15, 2003 --
   common stock issued to Company
   president ........................        41,670         82,841           --            --             --           82,841

May 14, 2003 -- common stock issued
   to employee ......................         5,000         11,250           --            --             --           11,250

June 1, 2002 - May 31, 2003 - options
   issued to board members and
   employees ........................          --             --          287,343          --             --          287,343

Net loss for the year ended May 31,
  2003 ..............................          --             --             --            --       (1,665,090)    (1,665,090)

                                        -----------    -----------    -----------   -----------    -----------    -----------

   Balance, May 31, 2003 ............    12,247,950    $ 3,758,315    $   603,912   $  (368,547)   $(3,750,110)   $   243,570
                                        ===========    ===========    ===========   ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                            STATEMENTS OF CASH FLOWS

          For the years ended May 31, 2003 and 2002, and From Inception
                    (September 17, 1999) through May 31, 2003

                                                                                               From Inception
                                                                   Year Ended     Year Ended       Through
                                                                  May 31, 2003   May 31, 2002    May 31, 2003
                                                                  ------------   -------------  -------------
Cash flows from operating activities
   Net loss ...................................................   $(1,665,090)   $(1,280,465)   $(3,750,110)
   Adjustments to reconcile net loss to net cash provided by
   operating activities
         Loss on disposal of equipment ........................         9,019           --            9,019
     Depreciation and amortization ............................       108,641        111,102        305,266
     Non cash compensation expense ............................       381,434        133,000        514,434
         Non cash expenses ....................................          --             --           16,644
     Decrease (increase) in prepaid expense ...................        (5,270)        15,539         (6,872)
     (Decrease) increase in payroll and related liabilities ...         6,471        (20,229)         8,816
     (Decrease) increase in interest payable ..................          (538)        (2,451)            15
     Increase in accounts payable and credit card payable .....        59,389         55,913        115,494
                                                                  -----------    -----------    -----------

         Net cash used in operating activities ................    (1,105,944)      (987,591)    (2,787,294)
                                                                  -----------    -----------    -----------
Cash flows from investing activities
   Acquisition of intellectual technology license - fee portion          --             --          (20,000)
   Acquisition of equipment ...................................       (15,236)       (38,116)      (290,881)
   Excess of amounts paid for public shell over assets acquired
     to be accounted for as a recapitalization ................          --             --         (250,000)
   Proceeds from disposal of equipment ........................         6,000           --            6,000
                                                                  -----------    -----------    -----------

         Net cash used in investing activities ................        (9,236)       (38,116)      (554,881)
                                                                  -----------    -----------    -----------
Cash flows from financing activities
   Proceeds from stock issuance ...............................     1,263,000      1,102,000      3,620,401
   Principal payment on installment purchase payable ..........       (37,968)      (170,249)      (232,905)
   Contribution by shareholders ...............................          --          143,569        183,569
   Principal payment on note payable individual ...............          --             --         (225,717)
   Issuance of note payable to individual .....................          --             --          368,546
   Acquisition of common stock ................................       (91,667)          --          (91,667)
                                                                  -----------    -----------    -----------

         Net cash provided by financing activities ............     1,133,365      1,075,320      3,622,227
                                                                  -----------    -----------    -----------

NET INCREASE IN CASH ..........................................        18,185         49,613        280,052

Cash, beginning of period .....................................       261,867        212,254           --
                                                                  -----------    -----------    -----------

Cash, end of period ...........................................   $   280,052    $   261,867    $   280,052
                                                                  ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                       STATEMENT OF CASH FLOWS - CONTINUED

          For the years ended May 31, 2003 and 2002 and From Inception
                    (September 17, 1999) through May 31, 2003

                                                                                        From Inception
                                                            Period Ended   Period Ended    Through
                                                            May 31, 2003   May 31, 2002  May 31, 2003
                                                             -----------   -----------   -----------
Interest paid ............................................   $     2,558   $    28,407   $    57,707
                                                             ===========   ===========   ===========

Taxes paid ...............................................   $      --     $        50   $        50
                                                             ===========   ===========   ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES

10,000 shares of company stock were issued as part of the
cost of acquisition of the intellectual technology license
at inception - value at $.03 per share ...................   $      --     $      --     $       300
                                                             ===========   ===========   ===========

100,000 shares of company stock were issued in exchange
for legal services performed .............................   $      --     $      --     $    15,000
                                                             ===========   ===========   ===========

1,644 shares of company stock were issued in exchange for
     interest payable ....................................   $      --     $      --     $     1,644
                                                             ===========   ===========   ===========

Lab equipment was acquired through issuance of installment
     contract to seller ..................................   $      --     $      --     $    91,430
                                                             ===========   ===========   ===========

Lab equipment was acquired through lease agreement with
     seller ..............................................   $    61,151   $      --     $    61,151
                                                             ===========   ===========   ===========

46,670 shares of company stock were issued as compensation   $    94,091   $      --     $    94,091
                                                             ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS

            From Inception (September 17, 1999) through May 31, 2003


NOTE A - DESCRIPTION OF OPERATIONS AND DEVELOPMENT STAGE STATUS

         Protalex, Inc. (the Company or Protalex) is a development stage enterprise incorporated on September 17, 1999 and based in Albuquerque, New Mexico. The Company was formed to take all necessary steps to fully develop and bring to commercial realization certain bioregulator technology for the treatment of human diseases. The Company has no operating revenue.

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company is a development stage enterprise and does anticipate generating operating revenue for the foreseeable future. The ability of the Company to continue as a going concern is dependent initially on its ability to raise sufficient investment capital to fund all necessary operations and product development activities. In August, 2003, documents were issued to initiate a Private Placement to raise $8,500,000. The placement is expected to close in mid-September, 2003. Secondly, the Company must develop products that are regulatory approved and market accepted to generate operating revenue. There is no assurance that these plans will be realized in whole or in part. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expense, and the disclosure of contingent assets and liabilities. Estimated amounts could differ from actual results.

2.   Loss per Common Share

         Basic earnings per share includes no dilution and is computed by dividing loss to common stockholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of May 31, 2003, the Company had a total of 2,438,922 potentially dilutive securities.

3.   Stock Based Compensation

         The Company accounts for the options granted to employees using the "intrinsic value" method, pursuant to Accounting Principles Board Opinion no. 25, which records as compensation cost the difference between exercise price of the options and the fair market value of Company stock on the measurement (grant) date. Options to non-employees are accounted for using the "fair value" method, which recognizes the value of the option as an expense over the related service period with a corresponding increase to paid-in capital.

         Had the Company determined compensation expense based on the fair value at the measurement date for its stock options granted to employees under Statement of Financial Accounting Standards No. 123, the Company's net loss and loss per share would have increased to the proforma amounts indicated as follows:

                                                                  From Inception
                                      Year Ended      Year Ended       Through
                                        May 31,         May 31,        May 31,
                                         2003            2002           2003
                                     -----------     -----------     ----------
Net loss, as reported                $(1,665,090)    $(1,280,465)   $(3,750,110)
Add: Stock-based employee
     compensation expense included
     in reported net loss                287,343         133,000        420,343
Deduct: Stock-based employee
     compensation expense
     determined under fair-value
     method for all awards              (817,233)       (231,219)    (1,048,452)
                                     -----------     -----------     ----------

Pro forma net loss                   $(2,194,980)    $(1,378,684)   $(4,378,219)
                                     ===========     ===========    ===========

Loss per share, as reported          $     (.14)     $      (.12)   $      (.34)

Proforma loss per share              $     (.18)     $      (.12)   $      (.40)

         The fair value of the options are estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: dividends of $0 per year; expected volatility of 90-131 percent; risk-free interest rate of 4.16-5.11 percent; and an expected life of three-five years.

4.   Equipment, Depreciation and Amortization

         Equipment is carried at cost. Depreciation has been provided by the Company in order to amortize the cost of equipment over their estimated useful lives. The Company uses the straight-line method for all classes of assets for book purposes. The intellectual technology property is amortized over a 20-year life on a straight-line basis. Depreciation and amortization expense is $108,641, $111,102 and $305,266 for the year ended May 31, 2003, 2002 and from inception through May 31, 2003, respectively. Depreciation included in research and development expense totaled $67,474, $93,709 and $228,902 for the years ended May 31, 2003 and 2002 and from inception to May 31, 2003, respectively.

5.   Income Taxes

         Income taxes are recognized using enacted tax rates, and are composed of taxes on financial accounting income that is adjusted for the requirement of current tax law and deferred taxes. Deferred taxes are the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The Company does not expect to have current income taxes payable or deferred tax balances for the foreseeable future.

6.   Other Comprehensive Income

         From September 17, 1999 (inception) through May 31, 2003, the Company had no changes in equity which constitute components of other comprehensive income.

7. Research and Development - Research and development costs are expensed as incurred.

8. Fair Value of Financial Instruments - The fair value of the Company's financial instruments, principally cash and debt, approximates their carrying value.

9. Recent Accounting Pronouncements

         In June 2002, the FASB issued Statement 146 (SFAS 146), ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, but early adoption is encouraged. The Company has elected to early adopt this statement for the year ended May 31, 2003. The Company does not anticipate that adoption of this statement will have material effect on its financial or results of operations.

         In December 2002, the FASB issued Statement 148 (SFAS 148), ACCOUNTING FOR STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE: AN AMENDMENT OF FASB STATEMENT 123 (SFAS 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. The Company does not plan a change to the fair value based method of accounting for stock-based employee compensation and has included the disclosure requirements of SFAS 148 in these notes to financial statements.

         In November 2002, FASB Interpretation 45 (FIN 45), GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. A company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company has historically not issued guarantees and does not anticipate FIN 45 will have a material effect on its financial statements.

         In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), CONSOLIDATION OF VARIABLE INTEREST ENTITIES. FIN 46 clarifies the application of Accounting Research Bulletin 51, CONSOLIDATED FINANCIAL STATEMENTS, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company is in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon its financial condition or results of operations.

NOTE C - REVERSE MERGER

         On November 15, 1999, Enerdyne Corporation (Enerdyne or Public Shell) acquired all of the outstanding common stock of Protalex, Inc. (Protalex) in exchange for the issuance of additional shares of Enerdyne stock. The ratio of exchange was 822 shares of Enerdyne stock issued for each share of Protalex stock received. For accounting purposes, the acquisition has been treated as an acquisition of Enerdyne by Protalex and as a recapitalization of Protalex (Reverse Merger). The historical financial statement of operations presented herein include only those of the accounting acquirer and that the retained earnings (deficit) of only the accounting acquirer carries over consistent with the requirements of reverse merger accounting. Concurrently with the share exchange, Enerdyne changed its name to Protalex, Inc.

         The details of the reverse merger transaction are as follows:


                                                                          Balance Sheet
                               Protalex,      Enerdyne      Transaction    at November
    Account Description           Inc.       Corporation    Adjustments     16, 1999
---------------------------   -----------    -----------    -----------    -----------
Cash ......................   $    23,531    $      --      $      --      $    23,531
Note receivable shareholder          --          118,547           --          118,547
License ...................        20,300           --             --           20,300
Investment in Enerdyne ....       368,547           --         (368,547)          --
Other current assets ......         8,212           --             --            8,212
Other current liabilities .       (17,555)          --             --          (17,555)
Accounts payable Alex .....       (40,000)          --             --          (40,000)
Note payable ..............      (368,546)          --             --         (368,546)
Common stock ..............       (25,300)      (833,459)       714,912       (143,847)
Additional paid in capital           --       (1,105,014)     1,105,014           --
Treasury stock ............          --          430,424       (430,424)          --
Accumulated deficit .......        30,811      1,389,502     (1,389,502)        30,811
Common stock contra .......          --             --          368,547        368,547
                              -----------    -----------    -----------    -----------

                              $      --      $      --      $      --      $      --
                              ===========    ===========    ===========    ===========

         Additional information in connection with stock amounts and number of shares issued is as follows:


                                              Protalex, Inc.                   Enerdyne Corporation
                                    -------------------------------------    -----------------------
                                                                                     Shares
                                                                             -----------------------
Account Description                   Shares        Amount    Outstanding     Treasury      Amount
---------------------------------   ----------    ----------   ----------    ----------   ----------

Common stock ....................       10,084    $   25,300    1,578,907       238,500   $  833,459
822 to 1 stock recapitalization .      (10,084)         --      8,289,048          --           --
Cancellation of shares formerly
     held by Protalex in Enerdyne         --            --       (885,408)         --           --
Increase to record net assets of
     Enerdyne ...................         --         118,547         --            --           --
Cancellation of common stock
     amounts for Enerdyne .......         --            --           --            --       (833,459)
Name change to Protalex, Inc. ...         --            --           --            --           --
                                    ----------    ----------   ----------    ----------   ----------

                                          --      $  143,847    8,982,547       238,500   $     --
                                    ==========    ==========   ==========    ==========   ==========

NOTE D - INTELLECTUAL TECHNOLOGY PROPERTY

         The Company's intellectual technology property was originally licensed from a former related party. This intellectual technology property was then assigned to the Company upon the dissolution of the related party. The cost of the intellectual technology property is being amortized over a 20-year period. The intellectual technology property is reported net of accumulated amortization of $3,638. The Company reviews the intellectual property for impairment on at least an annual basis in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets".

NOTE E - INCOME TAXES

         No provision for federal or state income tax expense has been recorded due to the Company's losses. Total income tax benefit differs from the amounts computed by applying the statutory tax rate to loss before income taxes.
                                            For the Year       For the Year
                                                Ended             Ended
                                             May 31, 2003      May 31, 2002
                                              ---------        ----------
         Expected benefit at
            the US statutory
            rate of 34%                       $ 566,130        $ 512,186

         Valuation allowance                   (566,130)        (512,186)
                                               ---------       ---------
         Actual tax benefit                    $    -          $    -
                                               ---------       ---------
         For the year ended May 31, 2003, the components of income tax (benefit) expense consist of the following:


         Current:
              Federal                          $    -          $    -
              State                                 -               -
                                               ---------       ---------
                                                    -               -
                                               ---------       ---------

         Deferred:
              Federal                            618,000         748,000
              State                              109,000         132,000
              Valuation allowance               (727,000)       (880,000)
                                               ---------       ---------
                                                    -               -
                                               ---------       ---------
              Income tax benefit               $    -          $    -
                                               =========       =========

         Deferred taxes result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The components of the net deferred tax asset as of May 31, 2003 are as follows:

         Assets:
             Net operating losses             $1,459,000      $  834,000
             Vacation accrual                      3,000           3,000
             Warrants and options                169,000          54,000
                                              ----------      ----------
                 Deferred tax assets           1,631,000         891,000
                                              ----------      ----------

         Liability:
             Equipment                           (24,000)        (11,000)
                                              ----------      ----------
         Net deferred tax asset                1,607,000         880,000
             Less valuation allowance         (1,607,000)       (880,000)
                                              ----------      ----------

                 Deferred tax asset,
                   net of valuation
                   allowance                  $     -         $     -
                                              ==========      ==========

         The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $1,500,000 expires beginning in 2014 through 2018. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, utilization of the NOL and tax credit carryforwards may be limited.

NOTE F - RELATED PARTIES

         On August 13, 2001, a stockholder group contributed funds that allowed the Company to pay off its remaining balance due to an individual incurred in the Company's reverse merger transaction. No shares or notes payable to stockholder were issued in the transaction. The Company recorded additional paid-in-capital in the amount of $143,569 to reflect the funds contributed to retire the debt.

NOTE G - CAPITAL LEASE AND EQUIPMENT NOTE PAYABLE

         Protalex leases certain equipment under a capital lease. As of May 31, 2003, the recorded amount of assets and related accumulated depreciation leased under capital leases totaled $61,151 and $0 respectively.

         Future minimum lease payments and the related present value of the future obligation under the capital lease at May 31, 2003 are as follows:

         2004                                                       $ 22,620
         2005                                                         22,620
         2006                                                         20,735
                                                                    --------

         Total minimum obligations                                    65,975
         Interest                                                     (6,455)
                                                                    --------

         Present value of minimum capital lease obligations           59,520
         Current portion                                             (18,355)
                                                                    --------

         Long-term capital lease obligations                        $ 41,165
                                                                    ========

         In addition to the capital lease obligation as of May 31, 2003, the Company owes $2,986 in connection with a note payable on equipment. This note has been paid in full subsequent to May 31, 2003.

NOTE H - STOCK OPTIONS

         All options issued are "stand alone" options. There is currently no Company stock option plan. The Company accounted for the options to employees using the "intrinsic" method which records as compensation cost the difference between exercise price of the options and the fair market value of Company stock on the measurement (grant) date. Options to non-employees are accounted for using the "fair value" method, which recognizes the value of the option as an expense over the vesting period of the option with a corresponding increase to paid-in capital in accordance with SFAS No. 123.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

            From Inception (September 17, 1999) through May 31, 2003


         A summary of the common stock option activity for employees, directors and officers is as follows:


                                                  Weighted
                                                   Average
                                                  Exercise
                                  Options          Prices           Exercisable
                                 ---------         -------            -------

  Balance, September 17, 1999         --           $   --                --

  Granted, April 28, 2000           40,000         $  0.36             40,000
                                 ---------         -------            -------

  Balance, May 31, 2001             40,000         $  0.36             40,000

  Granted, November 26, 2001       100,000         $  1.25            100,000
  Expired, April 28, 2002          (40,000)        $  0.36            (40,000)
                                 ---------         -------            -------

  Balance, May 31, 2002            100,000         $  1.25            100,000

  Granted, July 18, 2002           233,680         $  1.50            233,680

  Granted, June 1, 2002            125,000         $  1.50            125,000

  Granted, October 24, 2002        100,000         $  1.45            100,000

  Granted, December 16, 2002       913,242         $  1.51             50,000

  Granted, April 1, 2003            40,000         $  1.50                 --
                                 ---------         -------            -------

  Balance, May 31, 2003          1,511,922         $  1.49            608,680
                                 ---------         -------            -------


         The following summarizes certain information regarding stock options at May 31, 2003:


                              Total                                          Exercisable
              ---------------------------------------------   -------------------------------------------
   Exercise                  Weighted      Weighted Average
    Price                    Average       Remaining Life               Weighted Average     Weighted
    Range      Number     Exercise Price       (yrs)          Number     Exercise Price    Remaining Life
------------   ---------  --------------   ----------------   -------   ----------------   --------------
$1.25 - 1.45     200,000       $1.35            8.95          200,000         $1.35             8.95

$1.50 - 1.70   1,311,922       $1.51            8.67          408,680         $1.52             6.70
               ---------                                      -------
               1,511,922                                      608,680

NOTE I - DESCRIPTION OF LEASING ARRANGEMENTS

         The Company leases its laboratory and office space under a noncancellable operating lease. The lease term is for 36 months and 4 days, from April 27, 2001 through April 30, 2004. While the agreement provides for minimum lease payments, the lease is non-renewable. The lease contains an option to purchase at any time during the lease period for $70,000. Minimum lease payments under this lease total $15,532 for the year ending May 31, 2004.

NOTE J - SUBSEQUENT EVENTS

         In July, 2003, the Board elected Kirk Raab to the Board and appointed him Chairman. Mr. Raab will be compensated at a rate of $150,000 per year, or may elect to take some or all of his compensation in the form of stock options at a first year strike price of $1.50. As an inducement for accepting the position as a director and Chairman, Mr. Raab will be issued stock options in the amount of 3.5% of the issued and outstanding shares after the completion of the September 2003 Private Placement.

         In August, 2003, the Board voted to issue 100,000 stock options to Steven Kane as a performance bonus for his work done to date. The options vest immediately, have a life of 10 years and have a strike price of $1.50.

         On August 22, 2003, the Company entered into a stock redemption agreement with former Chief Scientist Paul Mann and three family members to redeem all of their outstanding 2,994,803 shares of stock for a total of $300,000.

         In a separate agreement, Paul Mann agreed to execute patent assignments and other necessary applications for foreign patents related to the U.S. Patent filed in April, 2002.

         In August, 2003, an officer and a board member loaned the Company a total of $100,000. The two loans, each for $50,000, bear interest at 5% per annum, are unsecured and are payable on demand.

         In August, 2003, documents were issued to initiate a Private Placement to raise $8,500,000. The placement is expected to close in mid-September, 2003.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                                  BALANCE SHEET
                                   (Unaudited)

                                 August 31, 2003

                                     ASSETS

CURRENT ASSETS
   Cash ...........................................  $    96,931
   Prepaid expense ................................        5,651
                                                     -----------
Total current assets ..............................                 $   102,582
EQUIPMENT
   Lab equipment ..................................      248,706
   Office and computer equipment ..................      134,387
   Furniture & fixtures ...........................       21,268
   Leasehold improvements .........................       10,685
                                                     -----------
                                                         415,046
   Less accumulated depreciation ..................     (301,653)       113,393
                                                     -----------
OTHER ASSETS
   Intellectual technology property,
      net of accumulated amortization of $3,892 ...                      16,408
                                                                    -----------
         Total Assets .............................                 $   232,383
                                                                    ===========
    LIABILITIES

CURRENT LIABILITIES
   Accounts payable ...............................  $   214,584
   Payroll and related liabilities ................       61,133
   Notes payable to individuals ...................      100,000
   Interest payable ...............................          205
   Current maturities of capital lease ............       19,716
                                                     -----------
Total current liabilities ................                          $   395,638
Capital lease obligation ..........................                      35,993
                                                                    -----------
         Total liabilities ........................                     431,631

STOCKHOLDERS' DEFICIT
   Common stock, no par value, authorized
       40,000,000 shares, 12,244,191 shares
       issued and outstanding .....................    3,766,400
   Common stock, contra ...........................     (368,547)
   Additional paid in capital .....................      769,497
   Deficit accumulated during the development stage   (4,366,598)      (199,248)
                                                     -----------    -----------
                                                                    $   232,383
                                                                    ===========

    The accompanying notes are an integral part of this financial statement.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

          For the three months ended August 31, 2003 and 2002, and From
             Inception (September 17, 1999) through August 31, 2003



                                   Three Months    Three Months   From Inception
                                      Ended           Ended          Through
                                    August 31,      August 31,      August 31,
                                       2003            2002            2003
                                   ------------    ------------    ------------
Revenues .......................   $       --      $       --      $       --

Operating Expenses
   Research and development ....       (257,234)       (195,410)     (2,660,095)
   Administrative ..............       (317,663)       (297,986)     (1,281,062)
   Professional fees ...........        (37,759)        (32,996)       (314,975)
   Depreciation and amortization         (1,876)         (4,654)        (78,240)
                                   ------------    ------------    ------------
       Operating Loss ..........       (614,532)       (531,046)     (4,334,372)

Other income (expense)
   Interest income .............            155           2,365          39,822
   Interest expense ............         (2,112)         (1,316)        (63,030)
   Loss on disposal ............           --            (2,292)         (9,019)
                                   ------------    ------------    ------------
       NET LOSS ................   $   (616,489)   $   (532,289)   $ (4,366,599)
                                   ============    ============    ============
Weighted average number of
   common shares outstanding ...     12,244,740      12,005,549      11,005,127
                                   ============    ============    ============

Loss per common share ..........   $       (.05)   $       (.04)   $       (.40)
                                   ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

          For the Three Months Ended August 31, 2003 and 2002, and From
             Inception (September 17, 1999) through August 31, 2003


                                                                     Three         Three      From Inception
                                                                  Months Ended   Months Ended     Through
                                                                   August 31,     August 31,     August 31,
                                                                     2003           2002           2003
                                                                  -----------    -----------    -----------
Cash flows from operating activities
Net loss ......................................................   $  (616,489)   $  (532,289)   $(4,366,599)
Adjustments to reconcile net loss to net cash provided by
     operating activities
         Loss on disposal of equipment ........................          --            2,292          9,019
     Depreciation and amortization ............................        13,676         29,140        318,942
     Non cash compensation expense ............................       182,002        234,570        696,436
         Non cash expenses ....................................          --             --           16,644
         Decrease (increase) in prepaid expense ...............         1,221        (53,895)        (5,651)
         (Decrease) increase in payroll and related liabilities        52,320          4,701         61,136
         (Decrease) increase in interest payable ..............           190            (39)           205
         Increase in accounts payable and credit card payable .        99,090         35,680        214,584
                                                                  -----------    -----------    -----------

         Net cash used in operating activities ................      (267,990)      (279,660)    (3,055,284)
                                                                  -----------    -----------    -----------
Cash flows from investing activities
Acquisition of intellectual technology license - fee portion ..          --             --          (20,000)
     Acquisition of equipment .................................          --          (10,526)      (290,881)
     Excess of amounts paid for public shell over assets
         acquired to be accounted for as a recapitalization ...          --             --         (250,000)
     Proceeds from disposal of equipment ......................          --            4,326          6,000
                                                                  -----------    -----------    -----------

         Net cash used in investing activities ................          --           (6,200)      (554,881)
                                                                  -----------    -----------    -----------
Cash flows from financing activities
     Proceeds from stock issuance .............................          --        1,263,000      3,620,401
     Principal payment on equipment notes payable and capital
         leases ...............................................        (6,797)       (10,705)      (239,702)
     Contribution by shareholders .............................          --             --          183,569
     Principal payment on note payable individual .............          --             --         (225,717)
     Issuance of note payable to individuals ..................       100,000           --          468,546
     Acquisition of common stock ..............................        (8,334)       (16,666)      (100,001)
                                                                  -----------    -----------    -----------

         Net cash provided by financing activities ............        84,869      1,235,629      3,707,096
                                                                  -----------    -----------    -----------

NET (DECREASE) INCREASE IN CASH ...............................      (183,121)       949,769         96,931

Cash, beginning of period .....................................       280,052        261,867           --
                                                                  -----------    -----------    -----------

Cash, end of period ...........................................   $    96,931    $ 1,211,636    $    96,931
                                                                  ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                                 Protalex, Inc.
                      (A Company in the Development Stage)

                      STATEMENTS OF CASH FLOWS - CONTINUED
                                   (Unaudited)

          For the Three Months ended August 31, 2003 and 2002 and From
             Inception (September 17, 1999) through August 31, 2003


                                                                                                     From Inception
                                                               Period Ended       Period Ended          Through
                                                              August 31, 2003    August 31, 2002    August 31, 2003
                                                              ----------------   ----------------   ----------------
Interest paid .............................................   $          1,922   $          1,316   $         62,825
                                                              ================   ================   ================

Taxes paid ................................................   $           --     $             50   $             50
                                                              ================   ================   ================

SUPPLEMENTAL SCHEDULE OF NONCASH

INVESTING AND FINANCING ACTIVITIES

10,000 shares of company stock were issued as part of the
     cost of acquisition of the intellectual technology
     license at inception - value at $.03 per share .......   $           --     $           --     $             300
                                                              ================   ================   =================

100,000 shares of company stock were issued in exchange for
     legal services performed .............................   $           --     $           --     $         15,000
                                                              ================   ================   ================

1,644 shares of company stock were issued in exchange
     for interest payable .................................   $           --     $           --     $          1,644
                                                              ================   ================   ================

Lab equipment was acquired through issuance of installment
     contract to seller ...................................   $           --     $           --     $         91,430
                                                              ================   ================   ================

Lab equipment was acquired through lease agreement with
     seller ...............................................   $           --     $           --     $         61,151
                                                              ================   ================   ================

8,334 shares of company stock were issued as compensation .   $         16,418   $           --     $        110,509
                                                              ================   ================   ================


   The accompanying notes are an integral part of these financial statements.

NOTE A - NOTES TO INTERIM FINANCIAL STATEMENTS

         The interim financial data is unaudited, however in the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.

         The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's financial statements filed as part of the Company's Form 10-KSB/A for the year ended May 31, 2003. This quarterly report should be read in conjunction with such annual report.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expense, and the disclosure of contingent assets and liabilities. Estimated amounts could differ from actual results.

2.   Loss per Common Share

         Basic earnings per share includes no dilution and is computed by dividing loss to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of August 31, 2003, the Company had a total of 2,538,922 potentially dilutive securities.

3.   Stock Based Compensation

         The Company accounts for the options granted to employees using the "intrinsic" method which records as compensation cost the difference between exercise price of the options and the fair market value of Company stock on the measurement (grant) date. Options to non-employees are accounted for using the "fair value" method, which recognizes the value of the option as an expense over the related service period with a corresponding increase to paid-in capital. During the three month period ended August 31, 2003, the Company granted 100,000 options to an employee to purchase common stock with exercise price of $1.50, expiring in 2013. Had the Company determined compensation expense based on the fair value at the measurement date for its stock options granted to employees under Statement of Financial Accounting Standards No. 123, the Company's net loss and loss per share would have increased to the proforma amounts indicated as follows:




                                                                                               From Inception
                                                 For the Three Months    For the Three Months       Through
                                                 Ended August 31, 2003   Ended August 31, 2002  August 31, 2003
                                                 ---------------------   ---------------------  ---------------


Net loss, as reported ....................       $            (616,489)  $           (532,289)  $    (4,366,599)
Add:  stock-based employee compensation
     expense included in reported net loss                     182,002                234,750           602,345
Deduct: Stock-based employee compensation
     expense determined under fair-value
     method for all awards ...............                    (323,231)              (426,843)       (1,371,683)
                                                  --------------------    -------------------    --------------
Pro forma net loss .......................        $           (757,718)   $          (724,382)   $   (5,135,937)
                                                  ====================    ===================    ==============

Loss per share, as reported      $  (.05)      $  (.04)     $  (.40)

Proforma loss per share          $  (.06)      $  (.06)     $  (.47)

         The fair value of the options are estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: dividends of $0 per year; expected volatility of 90% - 131% ; risk-free interest rate of 4.16% - 5.11%; and an expected life of three-five years.

NOTE C - BOARD ACTIONS

1. On July 8, 2003, a unanimous written consent of the Board of Directors was passed to elect Kirk Raab to the Board of
         Directors and appoint him as Chairman of the Board. Mr. Raab accepted the offer, which specified compensation of $150,000 per year, and stock options in an amount totaling 3.5% of the post-private placement shares outstanding with a strike price of $1.50 per share.  The private  placement was completed in
         September 2003  and based on the  post-private  placement shares then outstanding, less the shares redemption described in Note D below, Mr. Raab was then granted a total of 584,333 options with an exercise price of $1.50, of which 100,000 options vest immediately upon issuance, and the remainder vest at 1/48th per month over four years, with a life from the grant date of 10 years. On July 14, 2003, the Board of Directors agreed that, in the case of termination without cause, Mr. Raab will continue to receive salary and vesting of options for a twelve month period. See Note D.

2. On August 13, 2003, the Board approved issuance of notes payable to two directors of up to $100,000 each. In the same meeting, the Board approved issuance of 100,000 options at $1.50 to CEO Steven Kane as compensation for his efforts in the private placement in progress, and to change the date of the annual meeting to the fourth Tuesday in October.

NOTE D - SUBSEQUENT EVENTS

1. On September 19, 2003, the Company closed a private placement, raising a total of $12,657,599 in exchange for 7,445,646 shares of common stock and 2,605,976 warrants exercisable at $2.40 per share, expiring September 18, 2008. In addition, 558,423 warrants , exercisable at $2.40 per share, were issued to Merriman and Company, as part of their fee for acting as placement agent.

2. On September 19, 2003, the Company repurchased 2,994,803 shares of common stock from former Chief Scientific Officer Paul Mann and family members for $300,000.

3. On September 24, 2003, the Company repaid with interest the promissory notes totaling $100,000 to two directors.

4. On October 2, 2003, William Hitchcock resigned from the Audit and Compensation Committees. He remains as director of the Company.

----------------------------------------------------------       ----------------------------------------------------------

You should rely only on the information contained in this
prospectus. We have not authorized anyone to provide you
with information different from the information contained
in this prospectus. This document may only be used where
it is legal to sell the securities. The information in
this document may only 10,610,045 SHARES be accurate on                             10,610,045 SHARES
the date of this document.                                                                OF OUR
                                                                                       COMMON STOCK
                    TABLE OF CONTENTS
                                                 Page

Notice About Forward-Looking Statements.............3
Prospectus Summary..................................4
Risk Factors........................................5
Recent Financings..................................13
Use of Proceeds....................................14
Market for Common Equity and Related
     Stockholder Matters...........................14                                 Protalex, Inc.
Dividend Policy....................................14
Business...........................................15                        717 Encino Place, N.E., Suite 17
Legal Proceedings..................................19                          Albuquerque, New Mexico 87102
Management's Discussion and Analysis of                                               (505) 243-8220
     Financial Condition and
     Results of Operations.........................19
Management.........................................21
Certain Relationships
     and Related-Party Transactions................25
Security Ownership of Certain Beneficial
     Owners and Management.........................26
Description of Securities..........................27
Indemnification for Securities Act Liabilities.....27                                ________________
Plan of Distribution...............................28
Selling Stockholders...............................29                                   PROSPECTUS
Legal Matters......................................32                                ________________
Experts............................................32
Available Information..............................32
Index to Financial Statements.....................F-1







                                                                                     December__, 2003







----------------------------------------------------------       ----------------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers.
         The Corporation Law of the State of New Mexico and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

         We maintain directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.      Other Expenses of Issuance and Distribution.
         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

    Nature of Expense                                      Amount
    -----------------------------                    -----------------
    SEC registration fee                                       $ 2,918
    Accounting fees and expenses                               $10,000*
    Legal fees and expenses                                    $25,000*
    Printing and related expenses                              $ 8,000*
                                                     -----------------
           TOTAL                                               $45,918*
                                                     =================
* Estimated.

Item 26.      Recent Sales of Unregistered Securities.


         In December 2000, Protalex sold 425,000 shares of its common stock to nine accredited investors. The shares were sold for an aggregate purchase price of $425,000. The common stock was issued pursuant to the exemption from registrations set forth in Section 4(2) of the Securities Act of 1993, as amended (the "Securities Act"), or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they were "accredited" investors for purposes of Regulation D. A Form D was filed in connection with this financing.

         In August 2001, Protalex sold 881,600 shares of its common stock to 24 accredited investors. The shares were sold for an aggregate purchase price of $1,102,000. In connection with this offering, Protalex also issued warrants to purchase 85,000 shares of its common stock to Pembroke Financial Partners, which acted as a placement agent for the offering. The warrants have an exercise price of $1.25 per share and expire on September 7, 2011. The securities were issued pursuant to the exemption from registrations set forth in Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they were "accredited" investors for purposes of Regulation D. A Form D was filed in connection with this financing.

         In July 2002, Protalex sold 842,000 shares of its common stock to 29 accredited investors, together with warrants to purchase up to 842,000 additional shares of common stock. The shares and warrants were sold for an aggregate purchase price of $4,210,011. The warrants have an exercise price of $3.50 per share and expire on May 31, 2005. The securities were issued pursuant to the exemption from registrations set forth in Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they were "accredited" investors for purposes of Regulation D. A Form D was filed in connection with this financing.

         On September 18, 2003, the Company sold 7,445,646 shares of common stock of the Company and warrants to purchase an additional 2,605,976 shares of common stock of the Company to institutional and individual investors for an aggregate purchase price of $12,657,599. The Company also issued warrants to purchase 558,423 shares of Company common stock to Merriman Curhan Ford & Co., a registered broker-dealer, in connection with this financing. Each of the warrants has an exercise price of $2.40 per share and expires on September 18, 2008. The securities were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The Company obtained representations from each of the investors that they are "accredited investors" for purposes of Regulation D.

Item 27.      Exhibits.
         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List means Protalex, Inc., a New Mexico corporation.

    Exhibit No.      Description
    2.1              Stock Purchase Agreement among the Company, Don Hanosh and
                     Enerdyne Corporation (Incorporated by reference, to the Company's 10-SB filing December 3, 1999)

    2.2              Merger Agreement and Plan of Re-organization between
                     Protalex, Inc. and Enerdyne
                     Corporation (Incorporated by reference, to the Company's
                     10-SB filing December 3, 1999)
    3.1              Articles of Incorporation of the Company, as amended
                    (Incorporated by reference, to the
                     Company's 10-SB filing December 3, 1999)
    3.2              Bylaws of the Company (Incorporated by reference, to the
                     Company's 10-K/A filing
                     September 24, 2003)
    4.1              Letter Agreement with Pembroke Financial Ltd.
                    (Incorporated by reference, to the
                     Company's 10-K/A filing September 24, 2003)
    4.2              Securities Purchase Agreement dated September 18, 2003
                     between the Company and certain of the Selling Stockholders
                     (Previously filed with the Company's SB-2 filing on
                     October 20, 2003)
    4.3              Investor Rights Agreement dated September 18, 2003 between the Company and certain of the
                     Selling Stockholders (Previously filed with the Company's
                     SB-2 filing on October 20, 2003)
    4.4              Form of Common Stock Purchase Warrant issued by the
                     Company to the Selling Stockholders (Previously filed with the Company's SB-2 filing on October 20, 2003)
    5.1              Opinion of Luce, Forward, Hamilton & Scripps LLP
                     (Previously filed with the Company's SB-2 filing on
                     October 20, 2003)
    9.1              Shareholders Agreement between the Company and various
                     common stock holders (Previously filed with the Company's
                     SB-2 filing on October 20, 2003)
    10.1             Employment offer letter executed
                     by Steven H. Kane (Incorporated by reference, to the
                     Company's 10-K/A filing September 24, 2003)
    10.2             Board appointment executed by G. Kirk Raab (Incorporated by reference, to the Company's
                     10-K/A filing September 24, 2003)
    10.3             Form of Option Agreement (Incorporated by reference, to the
                     Company's 10-K/A filing September 24, 2003)
    10.4             Equipment Lease Agreement between the Company and Waters
                     Technologies Corporation (Incorporated by reference, to the
                     Company's 10-K/A filing September 24, 2003)
    10.5             Real Estate Lease between the Company and Kleinfeld
                     Commercial Brokerage, LLC (Incorporated by reference, to
                     the Company's 10-K/A filing September 24, 2003)
    10.6             Frame Contract between the Company and Eurogentec S.A.
                     (Incorporated by reference, to the
                     Company's 10-K/A filing September 24, 2003)
    10.7             Project Assignment 2 between the Company and Eurogentec
                     S.A. (Incorporated by reference,
                     to the Company's 10-K/A filing September 24, 2003)
    10.8             Assignment of Intellectual Property from Alex LLC to the
                     Company (Incorporated by reference, to the Company's
                     10-K/A filing September 24, 2003)
    10.9             Assignment of Intellectual Property from Dr. Paul Mann to
                     the Company (Incorporated by reference, to the Company's
                     10-K/A filing September 24, 2003)
    23.1             Consent of Luce, Forward, Hamilton & Scripps LLP is
                     contained in Exhibit 5.1 to this Registration Statement
                     (Previously filed with the Company's SB-2 filing on October
                     20, 2003)
    23.2*            Consent of independent auditors
    24.1             Power of Attorney is contained on the Signature Page of
                     this Registration Statement (Previously filed with the Company's SB-2 filing on October 20, 2003)

* Filed herewith.

Item 28.      Undertakings.
         The undersigned registrant hereby undertakes to:

o File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1.1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

1.2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

1.3. Include any additional or changed material information on the plan of distribution.

        o For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

o File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        o For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

        o For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Albuquerque, State of New Mexico.

Date: December 2, 2003  PROTALEX, INC.,
                         a New Mexico corporation

                         By: Steven H. Kane
                             ---------------------------
                             Steven H. Kane, President
                             and Chief Executive Officer

                                POWER OF ATTORNEY

              In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



       *                        President, Chief Executive
--------------                  Officer and Director           December 2, 2003
Steven H. Kane


       *                        Chief Financial Officer        December 2, 2003
--------------
Donald K. Dean


       *                        Chairman of the Board          December 2, 2003
------------                    and Director
G. Kirk Raab


       *                        Director                       December 2, 2003
---------------
John E. Doherty


       *                        Director                       December 2, 2003
------------------
Frank M. Dougherty


       *                        Director                       December 2, 2003
------------------------
Arthur D. Bankhurst, M.D.


       *                        Director                       December 2, 2003
------------------
Thomas P. Stagnaro


Dinesh Patel                    Director                       December 2, 2003
--------------------
Dinesh Patel


* By: Steven H Kane
      --------------------------------
      Steven H. Kane, Attorney-in-fact